UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of The

Securities Exchange Act of 1934

(Amendment No.      )

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Umpqua Holdings Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 15, 2008

Umpqua Shareholders:

The annual meeting of shareholders of Umpqua Holdings Corporation will be held at the Umpqua Bank Innovation Lab, 3606 SW Bond Avenue, Portland, Oregon, at 6 p.m., local time, on April 15, 2008 to take action on the following business:

1. Election of Directors.     To elect eleven members of Umpqua’s board of directors, who shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2. Ratification of Auditor Appointment.    To ratify the Audit and Compliance Committee’s appointment of Moss Adams LLP as the Company’s independent auditor for the fiscal year ending December 31, 2008.

3. Other Business.     To consider and act upon such other business and matters or proposals as may properly come before the annual meeting or any adjournments or postponements thereof.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice. If you were a shareholder of record of Umpqua common stock as of the close of business on February 15, 2008, you are entitled to receive this notice and vote at the annual meeting, and any adjournments or postponements thereof.

A Notice of Internet Availability of Proxy Materials, commonly called a “Notice and Access Card” was mailed to shareholders on or about March 6, 2008. You have the right to receive proxy materials by mail or e-mail if you request them and you continue to have the right to vote by mail as well as by telephone and on the internet.

Your vote is important.     Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

Please mark, sign, date and promptly return your proxy by following the instructions for voting by mail, phone or on the Internet. Thank you.

By Order of the Board of Directors,

Steven L. Philpott
EVP/General Counsel/Secretary

March 3, 2008

i

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING

Q:	What are Umpqua shareholders being asked to vote on at the annual shareholder meeting?

A:	Umpqua shareholders will vote on:

•	Item 1: The election of eleven directors to serve until the next annual meeting of shareholders;

•	Item 2: Ratification of the selection of Moss Adams LLP as Umpqua’s independent auditor for 2008;

The board of directors recommends that you vote “FOR” each of these proposals.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:	We are pleased to offer to our shareholders the benefits and convenience of electronic delivery of annual meeting materials. This will help us reduce the mailing of paper copies of our proxy materials and annual report. Our proxy materials are available on the internet, so that you can review the materials and vote online. The Notice tells you how you can access those materials online. You also have the right to receive a paper or e-mail copy of these materials by asking for them as instructed in the Notice.

Q:	What do I need to do now?

A:	First, carefully read this document in its entirety.

Then, vote your shares by following the instructions from your broker if your shares are held in street name or by one of the following methods:

•	If you received these printed materials by mail, mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;

•	call the toll-free number on the proxy card and follow the directions provided;

•	go to the web site listed on the proxy card and follow the instructions provided; or

•

attend the shareholder meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Q:	What are my choices when voting?

A:	When you cast your vote on:

•	Item 1: You may vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

•	Item 2: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Q:	Who is eligible to vote?

A:	Holders of record of Umpqua common stock at the close of business on February 15, 2008 are eligible to vote at Umpqua’s annual meeting of shareholders. As of that date, there were 60,055,272 shares of Umpqua common stock outstanding held by approximately 5,093 holders of record, a number that does not include beneficial owners who hold shares in “street name.”

Q:	How many shares are owned by Umpqua’s directors and executive officers?

A:	On February 15, 2008, Umpqua’s directors and executive officers beneficially owned 1,540,053 shares entitled to vote at the annual meeting, constituting approximately 2.6% of the total shares outstanding and entitled to vote at the meeting.

Q:	Can I vote if I hold shares of Umpqua common stock in the Umpqua Bank 401(k) and Profit Sharing Plan?

A:	Since shareholders are voting only on routine matters at this meeting, the Plan’s 401(k) Advisory Committee in accordance with its standard practice will direct the Plan’s trustee to vote all shares held by the Plan “FOR” the proposals, in accordance with the board’s recommendation.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by telephone or electronically?

A:	Yes. If you have not voted through your broker, you can do this by:

•	calling the toll-free number on the Notice and Access or proxy card at least 24 hours before the meeting and following the directions provided;

•	going to the web site listed on the Notice and Access or proxy card at least 24 hours before the meeting and following the instructions provided;

•	submitting a properly executed proxy prior to the meeting bearing a later date than your previous proxy;

•	notifying Umpqua’s corporate Secretary, in writing, of the revocation of your proxy before the meeting; or

•	voting in person at the meeting, but simply attending the meeting will not, in and of itself, revoke a proxy.

If you voted through your broker, please contact your broker to change or revoke your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of the election of directors and ratification of the auditor appointment. However, your broker is not required to vote your shares in this manner if you don’t provide instructions.

Q:	Can I attend the shareholder meeting even if I vote by proxy?

A:	Yes. All shareholders are welcome to attend and we encourage you to do so.

Q:	Why did I receive more than one Notice and Access card or multiple proxy cards?

A:	You may receive multiple cards if you hold your shares in different ways (e.g. joint tenancy, in trust, custodial accounts). You should vote on each card that you receive.

Q:	How do you determine a quorum?

A:	Umpqua must have a quorum to conduct any business at the annual meeting. Shareholders holding at least a majority of the outstanding shares of Umpqua common stock as of the record date must attend the meeting in person or by proxy to have a quorum. Umpqua shareholders who attend the meeting or submit a proxy but abstain from voting on a given matter will have their shares counted as present for determining a quorum. Broker non-votes will also be counted as present for establishing a quorum.

Q:	How do you count votes?

A:	Each share is entitled to one vote. The named proxies will vote shares as instructed on the proxies.

In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not cumulate votes. A representative of Mellon Investor Services, LLC, our transfer agent, will count the votes and serve as our inspector of elections.

•

Item 1 requires a plurality of the votes cast to elect a director. The eleven director positions to be filled at the annual meeting will be filled by the nominees who receive the highest number of votes.

•

Item 2 does not require shareholder approval, but the Audit and Compliance Committee and the board are submitting the selection of Moss Adams LLP for ratification to obtain the views of our shareholders. The ratification of the appointment of Moss Adams LLP as the Company’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of each director nominee and in favor of Proposal 2.

Q:	Who pays the cost of proxy solicitation?

A:	Umpqua pays the cost of soliciting proxies. However, we do not intend to hire a proxy solicitor for this meeting. Proxies will be solicited by mail, telephone, facsimile, e-mail and personal contact. We may reimburse brokers and other nominee holders, for their expenses in sending proxy material and obtaining proxies. In addition to solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone, fax, or letter, without extra compensation.

Q:	Where do I get more information?

A:	If you have questions about the meeting or submitting your proxy, or if you need additional copies of this document or the proxy card, you should contact one of the following:

Steven Philpott	Michelle Bressman
Executive Vice President, General Counsel & Secretary	Vice President — Shareholder Relations Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
Legal Department	Finance Department
675 Oak Street, Suite 200	One SW Columbia Street, Suite 1400
P.O. Box 1560	Portland, OR 97258
Eugene, OR 97440	(503) 727-4109 (voice)
(541) 434-2997 (voice)	(503) 727-4233 (fax)
(541) 342-1425 (fax)	michellebressman@umpquabank.com
stevenphilpott@umpquabank.com

ANNUAL MEETING BUSINESS

Item 1.     Election of Directors

Umpqua’s articles of incorporation and bylaws provide that directors are elected to serve a one-year term of office. Our articles of incorporation establish the number of directors at between six and nineteen, with the exact number to be fixed from time to time by resolution of the board of directors. The number of directors is currently set at eleven.

Directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected, regardless of the number of votes each nominee receives. Shareholders are not entitled to cumulate votes in the election of directors.

The board of directors has nominated the following directors for election to one-year terms that will expire at the 2009 annual meeting:

Ronald F. Angell

Scott D. Chambers

Raymond P. Davis

Allyn C. Ford

David B. Frohnmayer

Stephen M. Gambee

Dan Giustina

William A. Lansing

Theodore S. Mason

Diane D. Miller

Bryan L. Timm

Each of the nominees currently serve as a director of Umpqua and of Umpqua Bank. The individuals appointed as proxies intend to vote “FOR” the election of the nominees listed above. If any nominee is not available for election, the individuals named in the proxy intend to vote for such substitute nominee as the board of directors may designate. Each nominee has agreed to serve on the board and we have no reason to believe any nominee will be unavailable.

Board Recommendation

The board of directors recommends a vote “FOR” the election of all nominees.

Item 2.     Ratification of Auditor Appointment

The Audit and Compliance Committee has selected the firm of Moss Adams LLP (“Moss Adams”), the Company’s independent auditors for the year ended December 31, 2007, to act in such capacity for the fiscal year ending December 31, 2008, and recommends that shareholders vote in favor of ratification of such appointment. There are no affiliations between the Company and Moss Adams, its partners, associates or employees, other than those which pertain to the engagement of Moss Adams in the previous year (i) as independent auditors for the Company and (ii) for certain tax advice and tax planning services. Moss Adams has served as the Company’s independent auditors since 2005.

Shareholder approval of the selection of Moss Adams as our independent auditors is not required by law, by our bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit and Compliance Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. The Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Moss Adams. However, the Audit and Compliance Committee is not bound by the shareholder vote.

Even if Moss Adams’ appointment is ratified by the shareholders, the Audit and Compliance Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of Moss Adams as independent auditor.

Other Business

The board of directors knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters. At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This document contains and incorporates by reference forward-looking statements about Umpqua that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding business strategies, management plans and objectives for future operations. All statements other than statements of historical fact are forward-looking statements. You can find many of these statements by looking for words such as “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Umpqua. Risks and uncertainties include, but are not limited to:

•	Competitive market pricing factors for compensation and benefits;

•	Changes in legal or regulatory requirements; and

•	The ability to recruit and retain certain key management and staff.

There are many factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. For a more detailed discussion of some of the risk factors, see the section entitled Risk Factors in Umpqua’s 10-K and other filings with the SEC that are incorporated by reference into this document. Umpqua does not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Directors

The age (as of March 1, 2008), business experience, and position of each of the directors currently serving on our board are as follows:

Ronald F. Angell, age 65, was appointed to the board in July 2004. He served as a director of Humboldt Bancorp from 1996 until it was acquired by the Company in 2004. He served as a director of Humboldt Bank from 1989 to the date of the merger. Mr. Angell is a retired attorney and was a partner in the Eureka, California firm of Roberts, Hill, Bragg, Angell & Perlman.

Scott D. Chambers, age 48, has served as a director since 1999. Mr. Chambers is President of Chambers Communications Corp. of Eugene, Oregon, a media company that owns and operates a cable television system, network broadcast television stations, and a film and video production company. Mr. Chambers has over 25 years of management experience with Chambers Communications.

Raymond P. Davis, age 58, serves as director, President and Chief Executive Officer of Umpqua, positions he has held since the Company’s formation in 1999. Mr. Davis has served as a director of Umpqua Bank since June 1994. He has served as Chief Executive Officer of Umpqua Bank from June 1994 to December 2000 and from November 2002 to the present. He has also served as President of Umpqua Bank from June 1994 to December 2000 and from March 2003 to the present. Prior to joining Umpqua Bank in 1994, he was President of US Banking Alliance in Atlanta, Georgia, a bank consulting firm. He has over 20 years experience in banking and related industries.

Allyn C. Ford, age 66, serves as Chairman of the board of directors and has served as a director since the Company’s formation in 1999 and as a director of Umpqua Bank for 30 years. Mr. Ford is President of Roseburg Forest Products, a fully integrated wood products manufacturer located in Roseburg, Oregon. Mr. Ford has over 30 years of management experience with Roseburg Forest Products.

David B. Frohnmayer, age 67, has served as a director since the Company’s formation in 1999 and as a director of Umpqua Bank since 1996. Mr. Frohnmayer is the President of the University of Oregon in Eugene,

and has served in that capacity since 1994. He is the former Dean of the University of Oregon School of Law and former Attorney General of the State of Oregon. Until December 2003, he served on the board of Tax-Free Trust of Oregon.

Stephen M. Gambee, age 44, was appointed to the board in July 2005. He is the President and CEO and a shareholder of Rogue Valley Properties, Inc. and a Managing Member of Rogue Waste Systems LLC, solid waste collection and disposal businesses. Prior to assuming the duties of the family businesses in 1994, Mr. Gambee was employed by Robert Charles Lesser & Co./Hobson & Associates as the Pacific Northwest Director of Consulting.

Dan Giustina, age 58, serves as Vice-Chair of Umpqua’s board and has served as a director since the Centennial Bancorp merger in November 2002. He served as a director of Centennial Bancorp and Centennial Bank from 1995 to 2002. Since 1990, Mr. Giustina has been managing partner of Giustina Resources, which owns and manages timberland, and a member and manager of G Group LLC, which owns and manages residential and commercial real estate. Mr. Giustina is the past Chairman of the University of Oregon Foundation, a board member of the Oregon Forest Industries Council, and serves on the advisory boards of University of Oregon’s Lundquist College of Business and States Industries, Inc.

William A. Lansing, age 62, has served as a director since December 2001. He previously served as a director of Independent Financial Network, Inc. from 1991 until its merger with Umpqua in December 2001. Mr. Lansing is the retired President and Chief Executive Officer of Menasha Forest Products Corporation in North Bend, Oregon, and has over 38 years of experience in the forest products industry. Mr. Lansing serves as a director of Torrent Energy Corporation, Lone Rock Timber Company, Southwestern Oregon Community College Foundation, The World Forestry Center and The Eugene Council of the Boy Scouts of America.

Theodore S. Mason, age 65, was appointed to the board in July 2004 and elected in May 2005. Mr. Mason is retired and he was the President and Chief Executive Officer of Humboldt Bancorp from January 1996 to April 2002 and of Humboldt Bank from 1989 to 2000. He served as a director of Humboldt Bancorp from 1996 to 2004 and as a director of Humboldt Bank from 1989 to 2004.

Diane D. Miller, age 54, was appointed to the board in July 2004 and elected in May 2005. She has been President of Wilcox, Miller & Nelson an executive search and outplacement firm since 1998 and has been with the firm since 1986. Ms. Miller served as a director of Humboldt Bancorp and Humboldt Bank from January to July 2004 and she currently serves on the boards of the California Chamber of Commerce and the Northern California Chapter of the National Association of Corporate Directors and as a Regent of the University of the Pacific.

Bryan L. Timm, age 44, was appointed to the board in December 2004 and elected in May 2005. He is the Vice President, Chief Financial Officer and Treasurer of Columbia Sportswear Company, a global leader in the design, sourcing, marketing, and distribution of active outdoor apparel and footwear. Prior to joining Columbia Sportswear in 1997, Mr. Timm, a CPA, held various financial positions for another Portland based public company, Oregon Steel Mills, Inc. He began his financial career with the international accounting firm of KPMG. The board has determined that Mr. Timm is independent and qualifies as an audit committee financial expert under applicable regulations.

Director Independence

The board of directors has determined that all directors except Mr. Davis are “independent”, as defined in the NASDAQ listing standards. In determining the independence of directors, the board considered the responses to Director & Officer Questionnaires that indicated no transactions with directors other than (i) banking transactions with Umpqua Bank, (ii) arrangements under which Umpqua Bank leases certain facilities from entities in which directors have indirect material interests, but which fall below the dollar threshold in the listing standards and (iii) transactions that fall below the dollar threshold in the listing standards. The board also considered the lack of any other reported transactions or arrangements; directors are required to report conflicts of interest and transactions with the Company pursuant to our Corporate Governance Principles and Code of Ethics. See the section below entitled Related Party Transactions for additional information.

Executive Officers

The age (as of March 1, 2008), business experience, and position of our executive officers other than Raymond P. Davis, about whom information is provided above, are as follows:

Barbara J. Baker, age 58, serves as Executive Vice President — Cultural Enhancement at Umpqua and Umpqua Bank, positions she has held since September 2002. Ms. Baker served as Oregon site executive for IBM’s server division (formerly Sequent Computer Systems, Inc.), where she managed human resources services and programs as well as corporate communications and community relations. Prior to joining Sequent, Ms. Baker served as Vice President of Human Resources for First Interstate Bank (now Wells Fargo).

Brad F. Copeland, age 59, serves as Senior Executive Vice President and Chief Credit Officer of Umpqua and Umpqua Bank. He has served as Chief Credit Officer since December 1, 2000. Mr. Copeland served as Executive Vice President and Credit Administrator of VRB Bancorp and Valley of the Rogue Bank from January 1996 until their merger with Umpqua in December 2000.

David M. Edson, age 58, serves as Executive Vice President of Umpqua and as President-Umpqua Bank-NW Region, positions he has held since joining Umpqua in October 2002. Prior to that time, he served as President of Bank of America, Idaho. Mr. Edson has over 25 years of experience in banking in the Pacific Northwest including as Executive Vice President for First Interstate Bank and as Chairman, CEO and President of First Interstate Bank of Idaho.

Ronald L. Farnsworth, age 37, serves as Executive Vice President and Chief Financial Officer of Umpqua and Umpqua Bank. He has served as Chief Financial Officer of the Company since February 2008. He has served as Principal Financial Officer of Umpqua since May 2007. From September 2004 to February 2008, Mr. Farnsworth served as Senior Vice President — Finance of Umpqua. From March 2005 to May 2007, Mr. Farnsworth served as Umpqua’s Principal Accounting Officer. From January 2002 to September 2004, Mr. Farnsworth served as Vice President — Finance of Umpqua. Mr. Farnsworth served as Chief Financial Officer of Independent Financial Network, Inc. (“IFN”) and its subsidiary Security Bank from July 1998 to the time of IFN’s acquisition by Umpqua in December 2001.

William T. Fike, age 60, serves as Executive Vice President of Umpqua and as President-Umpqua Bank-California, positions he has held since joining Umpqua in May 2005. Prior to that time, he served as Executive Vice President of Bank of the West in Walnut Creek, California, a position he held since 1999.

Neal T. McLaughlin, age 39, serves as Executive Vice President and Treasurer of Umpqua and Umpqua Bank. He has served as Treasurer of the Company since February 2008. He has served as Principal Accounting Officer since May 2007. From February 2005 to February 2008, Mr. McLaughlin served as Senior Vice President — Controller of Umpqua. From 2002 until joining Umpqua, Mr. McLaughlin served as Senior Vice President and Chief Financial Officer of Albina Community Bancorp and before that was Executive Vice President and Chief Financial Officer at Centennial Bancorp and Columbia Bancorp.

Steven L. Philpott, age 56, serves as Executive Vice President and General Counsel of Umpqua and Umpqua Bank, positions he has held since November 2002. He has served as Corporate Secretary of Umpqua and Umpqua Bank since 2004. Mr. Philpott served as General Counsel for Centennial Bancorp from October 1995 until its merger with Umpqua in November 2002. Prior to that time, he was in private practice in Eugene, Oregon.

Daniel A. Sullivan, age 56, serves as Executive Vice President/Strategic Initiatives of Umpqua and Umpqua Bank. He served as Chief Financial Officer of the Company from 1997 to 2007. Prior to that time, Mr. Sullivan served as Vice President of Finance for Instromedix of Hillsboro, Oregon and worked as Senior Vice President and Controller for US Bancorp in Portland, Oregon.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth the shares of common stock beneficially owned as of February 15, 2008, by each director and each Named Executive Officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of Umpqua’s common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
*	Raymond P. Davis	472,046	(2,3)	*	*
*	Allyn C. Ford	183,530		*	*
*	Daniel A. Sullivan	146,447	(4)	*	*
*	Theodore S. Mason	143,280	(5)	*	*
*	Ronald F. Angell	130,877	(6)	*	*
*	Dan Giustina	117,593	(7)	*	*
*	Brad F. Copeland	80,556	(2,8)	*	*
*	David M. Edson	72,968	(9)	*	*
*	William A. Lansing	62,153	(2)	*	*
*	William T. Fike	35,369	(10)	*	*
*	Ronald L. Farnsworth	24,966	(2,11)	*	*
*	Stephen M. Gambee	16,380		*	*
*	David B. Frohnmayer	15,749	(2)	*	*
*	Scott D. Chambers	15,177		*	*
*	Bryan L. Timm	14,620		*	*
*	Diane D. Miller	8,342	(2)	*	*
	All directors and executive officers as a group (19 persons)	1,634,274	(2-12)	2.72%

	Name and Address of Beneficial Owner
*	Select Equity Group, Inc./ Select Offshore Advisors, LLC and George S. Loening (combined) 380 Lafayette Street, 6th Floor, New York, NY 10003	6,341,512	(13)	10.58%

*	Barclay’s Global Investors, N.A./Barclay’s Global Investors, LTD/ Barclay’s Global Fund Advisors (combined) 45 Fremont Street, San Francisco, CA 94105	3,676,581	(14)	6.13%

*	No par value common stock.

**	Less than 1.0%.

(1)	Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the Dividend Reinvestment Plan have been rounded down to the nearest whole share. Includes shares held indirectly in Director Deferred Compensation Plans, 401(k) Plans and IRAs.

(2)	Includes shares held with or by his/her spouse.

(3)	Includes 280,000 shares covered by options exercisable within 60 days.

(4)	Includes 32,000 shares covered by options exercisable within 60 days.

(5)	Includes 27,588 shares covered by options exercisable within 60 days.

(6)	Includes 15,208 shares covered by options exercisable within 60 days.

(7)	Includes 4,502 shares covered by options exercisable within 60 days.

(8)	Includes 51,000 shares covered by options exercisable within 60 days.

(9)	Includes 57,000 shares covered by options exercisable within 60 days.

(10)	Includes 17,500 shares covered by options exercisable within 60 days.

(11)	Includes 7,882 shares covered by options exercisable within 60 days.

(12)	Includes 37,218 shares covered by options exercisable within 60 days.

(13)	This information is taken from a Schedule 13G/A filed February 15, 2008 with respect to holdings as of December 31, 2007.

(14)	This information is taken from a Schedule 13G filed February 5, 2008 with respect to holdings as of December 31, 2007. The reporting person reports that the shares are held in trust for the economic benefit of the account beneficiaries.

CORPORATE GOVERNANCE OVERVIEW

Our board of directors believes that its primary role is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to a Statement of Governance Principles, which the board and senior management believe promote this purpose, are sound and represent the best practices for our Company. We regularly review these governance principles and practices in light of Oregon law, Securities Exchange Commission (SEC) regulations, the rules and listing standards of the National Association of Securities Dealers (NASD) and best practices suggested by recognized governance authorities.

Statement of Governance Principles and Charters

Our Statement of Governance Principles and the charter of each of our board committees can be viewed on our website at www.umpquaholdingscorp.com/corporate governance. This Statement is also available in print to any shareholder who requests it. Each board committee operates under a written charter.

Employee Code Of Conduct

The Company has adopted a code of conduct, referred to as the Business Ethics and Conflict of Interest Code. We require all employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all other employees are reminded of, and asked to affirmatively acknowledge, their obligation to follow the code.

This code provides that our employees may report confidential and anonymous complaints to an “ethics hotline” maintained by an independent vendor. These complaints may be made online or by calling a toll-free phone number. Complaints relating to financial matters are routed to our Chief Auditor. Other complaints, such as those dealing with employee issues, are routed to another appropriate executive manager for review. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of law or a violation of our Business Ethics and Conflict of Interest Code.

In addition, the Company has adopted a Code of Ethics for Financial Officers, which applies to our chief executive officer, our chief financial officer, our principal accounting officer, our treasurer and all other officers serving in a finance, accounting, tax or investor relations role. This code for financial officers supplements our Business Ethics and Conflict of Interest Code and is intended to promote honest and ethical conduct, full and accurate financial reporting and to maintain confidentiality of the Company’s proprietary and customer information.

Our Business Ethics and Conflict of Interest Code and Code of Ethics for Financial Officers are available in the Corporate Governance section of our website, www.umpquaholdingscorp.com.

Nomination Procedures

Our Statement of Governance Principles describes the qualifications that the Company looks for in its nominees to the board of directors. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders. The board will consider the policy-making experience of the candidate in the major business activities of the Company and its subsidiaries. The board will also consider whether the nominee is representative of the major markets in which the Company operates. Directors must be willing to devote sufficient time to effectively carry out their duties and responsibilities. Nominees should not serve on more than three boards of public companies in addition to the Company’s board. The board’s policy provides that no person shall be eligible for election or reelection as a director if that person will reach the age of 70 at the time of that person’s election or reelection, provided that a director who reaches age 70 during his or her term, shall complete the term for which that director was elected.

A shareholder may recommend a candidate for nomination to the board and that recommendation will be reviewed and evaluated by our Nominating Committee. Our Committee will use the same procedures and criteria for evaluating nominees recommended by shareholders as it does for nominees selected by the board. Shareholder recommendations for board candidates should be submitted to the Company’s corporate Secretary, Steven Philpott at Umpqua Holdings Corporation’s Legal Department, P.O. Box 1560, Eugene, OR 97440.

In 2007, we received one recommendation for a board candidate from a shareholder and it was reviewed by the Committee under this procedure.

Changes in Nomination Procedures

There have been no material changes to the procedures by which shareholders may recommend nominee’s to our board of directors since our procedures were disclosed in the proxy statement for the 2007 annual meeting.

Shareholder Communications

Our directors are active in their respective communities and they receive comments, suggestions, recommendations and questions from shareholders, customers and other interested parties on an ongoing basis. Our directors are encouraged to share those questions, comments and concerns with other directors and with our CEO. Comments and questions may be directed to our board by submitting them in writing to the Company’s corporate Secretary, Steven Philpott at Umpqua Holdings Corporation’s Legal Department, P.O. Box 1560, Eugene, OR 97440. These comments or summaries of the comments will be communicated to the board at its next regular meeting. No communications of this type were received from shareholders in 2007. The Company has no formal policy regarding the attendance of directors at the annual meeting of shareholders, which have historically been held in Roseburg. Beginning April 2007, the Company scheduled annual meeting is to be held each year in Portland, Oregon on the day before a scheduled regular meeting of the board. Ten directors attended the 2007 annual meeting.

Board Evaluations

Each year, our board evaluates the performance of its committees and its members. This evaluation process occurs in two stages. Each board member answers a questionnaire designed to rate, on a scale of one to five, the performance of each board committee on which that director serves, with respect to a number of components relevant to that committee’s functions. The answers and comments are compiled anonymously and reviewed by the committee as a whole, and reported to the full board. The Executive/Governance Committee then reviews those results and recommends changes in committee structure and function to the full board.

As a general rule, board members also fill out a confidential self evaluation of their own performance, which is delivered to the board chair. The board chair then reviews that information with the board member and solicits input from each committee chair with respect to the board member’s performance. The Nominating Committee considers this information when recommending a slate of candidates to be nominated by the full board. However, in 2007, the board elected to forgo this self-evaluation process for that year only since it went through a rigorous evaluation process in late 2006 when the board reduced the slate of recommended nominees from 15 to 11.

Succession Planning

Succession planning for the CEO and other named executive officer positions is one of the board’s most important duties. Each year, the CEO presents his written succession plan to the Nominating Committee, which is accompanied by his review of up to three internal candidates who should be considered to replace him and his recommendation as to which, if any, internal candidate should be considered to replace him in the event he cannot serve. Under the current plan, any internal candidate selected on an interim basis will have the opportunity to compete for the position with other candidates that come forward in an internal and external search. Each of the other named executive officers has a written succession plan that is reviewed with the CEO annually.

Meetings and Committees of the Board of Directors

The board of directors met six times during 2007, including one special meeting and a three-day strategic planning retreat. At the retreat, the board and executive management focused on how to best sustain and enhance the Company’s growth strategy and financial performance while maintaining Umpqua’s unique culture and commitment to community banking. All board committees have regularly scheduled meetings except the Nominating Committee, which meets as appropriate, upon the call of its chairperson. Board committee chairs call for additional regular and special meetings of their committees, as they deem appropriate. In 2007, each director attended at least 75% of the board meetings, as well as meetings of committees on which the director served.

The board and each of our board committees regularly meet in executive session. Our CEO, who sits on the board and on four board committees, attends some executive sessions and is excused from others.

At December 31, 2007, the board of directors had seven active board committees: The Audit and Compliance Committee, the Budget Committee, the Compensation Committee, the Executive/Governance Committee, the Financial Services Committee, the Loan and Investment Committee, and the Nominating Committee.

The table below shows current membership information for each board committee:

	C — Chairperson		V — Vice Chair		— — Member
	Audit and Compliance	Budget	Compensation	Executive/ Governance	Financial Services	Loan and Investment	Nominating
Ronald F. Angell	—			—		C	—
Scott D. Chambers				—	C	—	—
Raymond P. Davis		—		—	—	—
Allyn C. Ford				C			C
David B. Frohnmayer					V	—
Stephen M. Gambee		—	—			V
Dan Giustina	C			—		—	—
William A. Lansing		C	C	—	—		—
Theodore S. Mason	—	—	—
Diane D. Miller	—	—	V
Bryan L. Timm	V	V	—

Allyn Ford serves as Chair of the boards of Umpqua and Umpqua Bank and Dan Giustina serves as Vice Chair of the boards.

Audit and Compliance Committee

The board of directors has a standing Audit and Compliance Committee that meets with our independent registered public accounting firm to plan for and review the annual audit reports. The Committee meets at least four times per year and is responsible for overseeing our internal controls and the financial reporting process. As of January 1, 2008, the members of the Committee were directors Giustina (Chair), Angell, Mason, Miller and Timm (Vice Chair). Each member of the Committee is independent, as independence is defined under Rule 4200(a)(15) of the listing standards of the NASD. The board of directors has adopted an Audit and Compliance Committee Charter, a copy of which is available on our web site in the Corporate Governance section at www.umpquaholdingscorp.com. The charter provides that only independent directors may serve on the Committee. The charter further provides that at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The board of directors has determined that Bryan L. Timm meets the SEC criteria for an “audit committee financial expert.” The board of directors believes that each of the current members of the Committee has education and/or employment experience that provides them with appropriate financial sophistication to serve on the Committee. In 2007, the Audit and Compliance Committee met seven times. In addition to these formal meetings, the Committee previews earnings releases and periodic reports to be filed with the SEC and it usually meets by telephone conference to discuss those documents.

Budget Committee

The Budget Committee reviews and oversees our budgeting process, including the annual operating budget and the capital expenditure budget. It also oversees dividend planning and our stock repurchase programs. Effective January 1, 2008, the members of the Committee were directors Lansing (Chair), Davis, Gambee, Mason, Miller and Timm (Vice Chair). The Committee meets at least quarterly. In 2007, the Budget Committee met four times.

Compensation Committee

See Roles and Responsibilities in the section entitled, Executive Compensation Discussion and Analysis.

Executive/Governance Committee

The Executive/Governance Committee may, subject to limitations in our Bylaws and under Oregon law, exercise all authority of the full board when the full board in not in session. This Committee is responsible for the review and oversight of the Company’s strategic planning process, corporate governance, consideration of the Company’s merger and acquisition opportunities and oversight of the board’s structure. This Committee is comprised of the chairman of the board, the chair of each board committee and Umpqua’s CEO. Effective January 1, 2008, the members of the Committee were directors Ford (Chair), Angell, Chambers, Davis, Giustina and Lansing. This Committee meets at least quarterly. In 2007, the Executive/Governance Committee met four times.

Financial Services Committee

The Financial Services Committee reviews and oversees the operations of Strand Atkinson Williams & York, Inc. and Umpqua Bank’s Private Client Services division. This Committee serves as Strand’s board of directors, as well as the board of directors of Bancorp Financial Services, another subsidiary of the Company that is currently winding up a securitized lease portfolio acquired in the Humboldt Bancorp transaction. Effective January 1, 2008, the members of the Committee were directors Chambers (Chair), Davis, Frohnmayer (Vice Chair) and Lansing. This Committee must meet at least quarterly and in 2007, the Committee met five times, including one special meeting.

Loan and Investment Committee

The Loan and Investment Committee approves certain loans, approves charge-offs to the loan loss reserve, sets investment and liquidity policies and monitors compliance with those policies and reviews Umpqua’s loan and investment portfolios. Effective January 1, 2008, members of the Committee were directors Angell (Chair), Chambers, Davis, Frohnmayer, Gambee (Vice Chair) and Giustina. The Loan and Investment Committee meets at least quarterly and in 2007 it met five times.

Nominating Committee

The Nominating Committee proposes nominees for appointment or election to the board of directors and conducts searches to fill the positions of President and CEO. The Committee is comprised of the chairman of the board and the chair of each board committee. All of the directors serving on the Nominating Committee are independent, as defined in the NASD listing standards. Effective January 1, 2008, the members of the Committee were directors Ford (Chair), Angell, Chambers, Giustina and Lansing. The Nominating Committee meets as often as it deems appropriate and in 2007, the Committee met one time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon our review of (i) Forms 3, 4 and 5 that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2007, and (ii) their written representations that no Form 5 is required, we believe that all reporting persons made all required Section 16 filings with respect to the 2007 fiscal year on a timely basis, except that a Form 4 filing for Dan Sullivan was one day late due to a broker’s failure to timely report the trade.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2009 annual meeting of shareholders, the proposal must be in proper form under SEC Regulation 14A, Rule 14a-8, Shareholder Proposals, and received by the Secretary of the Company on or before November 4, 2008. Shareholder proposals to be presented at the 2009 annual meeting of shareholders, which are not to be included in the Company’s proxy materials must be received by the Company no later than December 4, 2008, in accordance with the Company’s Bylaws.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons/Approval Process

Umpqua has arrangements under which Umpqua Bank leases certain facilities from entities in which certain directors have indirect material interests. These leases are not required to be disclosed under Item 404 of Regulation S-K.

We have a formal process with respect to the review and approval of loans extended by Umpqua Bank to related persons, as described below. In 2007, Umpqua adopted formal written procedures to review and approve transactions with related persons. In accordance with these procedures and Nasdaq Rule 4350(h), all transactions with related persons must be approved by Umpqua’s Audit and Compliance Committee. In each instance where Umpqua Bank has a facility lease with a director, the lease was (i) entered into before the director became a related person with respect to Umpqua and/or (ii) Umpqua Bank assumed the lease in connection with an acquisition, so no prior approval by Umpqua was required or obtained. Nonetheless, the leases are believed to be on terms fair to the Bank and consistent with terms available from unrelated third parties. In 2007, the Audit and Compliance Committee approved Umpqua’s purchase from the State of Oregon of up to $3.5 million in State of Oregon Business Energy Tax Credits in connection with an electrical generating facility constructed by Oregon Environmental Industries, LLC (OEI), an affiliate of director Gambee. Mr. Gambee owns a 33.3% interest as a managing member of OEI and the value to him of these tax credits is unknown. The Company made no payment to and received no payment from OEI or Mr. Gambee in connection with this transaction.

Loans to Directors and Officers

Umpqua Holdings Corporation does not extend loans or credit to any officers or directors. However, many of our directors and officers, their immediate family members and businesses with which they are associated, borrow from and have deposits with Umpqua Bank. All such loans are made in the ordinary course of Umpqua Bank’s business, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Umpqua Bank. These loans did not and do not involve more than the normal risk of collection or present other unfavorable features to Umpqua Bank.

Loans by the bank to directors and designated executive officers are governed by Regulation O, 12 CFR Part 215. Under the bank’s procedures, the Chief Credit Officer can approve individual credits subject to Regulation O up to a total credit exposure of $100,000 and report those loans to our Loan and Investment Committee. All Regulation O credits with a total credit exposure in excess of $100,000 must be approved by that Committee. Regulation O limits loans to executive officers to $100,000 unless the loan is secured by a first lien on the officer’s primary or secondary residence or unless the loan is made to finance the education of the officer’s children. All of our named executive officers are designated as executive officers of Umpqua Bank under Regulation O.

As of December 31, 2007, the aggregate outstanding balance of all loans to Regulation O executive officers, directors, principal shareholders and their businesses was approximately $9,628,421, which represented approximately 0.78% of our consolidated shareholders’ equity at that date. All such loans are currently in good standing and are being paid in accordance with their terms.

DIRECTOR COMPENSATION

The Compensation Committee annually reviews its director compensation policy and in January 2007, the Committee adopted the following statement of philosophy with regard to director compensation:

“Umpqua’s director compensation is designed to align the board of directors with its shareholders, and to attract, motivate, and retain high performing members critical to our company’s success. Our director compensation philosophy is simple: we pay our directors a competitive rate when compared to similar sized and performing financial services organizations.

•	Objectives — Umpqua Bank is committed to providing competitive compensation to our directors. Within that context, our prime objectives are to:

•	Attract and retain highly qualified people that portray our company culture and values.

•	Link the interests of our directors to the values derived by our shareholders.

•	Align the interests of our directors, executives, and employees.

•	Conform to the highest levels of fairness, ethics, transparency, and sound governance practice.

•

Director Compensation — On a regular basis the board will engage a third party professional to perform an evaluation to ensure director compensation is fair and competitive. Any change to director compensation is first reviewed by the Compensation Committee of the board prior to full board approval. Currently, it is the company’s policy for director compensation to be paid 100% in company stock, which may be taken as deferred compensation.

•

Director Training — We are committed to the continuing education of our directors. Umpqua provides an annual allowance for our directors to obtain director-specific education. Directors receiving such education shall provide an educational synopsis to the board or appropriate board committee.”

The Compensation Committee is charged with reviewing director compensation and recommending changes to the full board. The board of directors has adopted a Director Compensation Plan that sets forth the terms and manner in which non-employee directors will be compensated for their service on the board of directors and committees of Umpqua and its subsidiaries.

All director fees are payable in shares of Umpqua Holdings Corporation common stock, purchased periodically on the open market by a brokerage firm for the account of each director, with funds provided by the Company. Directors may choose to receive compensation on a deferred basis.

Under the plan, director fees are paid quarterly, in arrears, after review of attendance records. Directors may attend committee meetings by teleconference, but they are allowed to attend only one regular board meeting per year by teleconference and they must be personally present at all other regular board meetings. The plan also reiterates the directors’ obligations under applicable securities laws, Umpqua’s Insider Trading Policy, and obligates the directors, if requested to do so, to execute a lockup agreement in the event of a firmly underwritten public offering of our securities.

Umpqua also provides a nonqualified deferred compensation plan to its non-employee directors. Under this plan, each director may annually elect to place all or part of his or her director compensation for the coming year into the deferred plan. Under the plan, a director may choose to have distributions from the plan in a lump sum or in annual installments over three, five or ten year periods following the date that the director leaves the board. Umpqua pays director compensation in shares of its common stock and the shares are held by a trustee. The dividends paid on those shares are credited to the director’s account, but no interest or other compensation is paid by the Company with respect to the deferred account.

The Compensation Committee’s practice is to engage an outside consultant at least once every three years to review director compensation paid by a peer group of companies to ensure that the compensation we pay to our directors is competitive given Company performance, board performance and our community bank philosophy. A peer group analysis was last performed in 2006. At that time, the Committee reported to the board that total compensation paid to each director was below the median total compensation paid by the peer group of companies, however the full board approved that level of compensation.

In December 2007, the board of directors, acting upon a recommendation from the Compensation Committee, decided to maintain 2008 board compensation at the levels set in 2006. The schedule of fees in effect since April 2006 is set forth in the table, below. The board Chair receives a higher retainer and participation fee. Committee chairs receive a slightly higher participation fee for chairing their committee meetings.

Schedule of Directors’ Fees

	Quarterly Retainer(1)	Board Meeting Participation(2)	Committee Meeting Participation(3)
Board Chair	$3,500	$4,500	$600
Committee Chair	$3,000	$4,000	$600
Participating Director	$3,000	$4,000	$500

(1)	Each director serves on the board of Umpqua Holdings Corporation and Umpqua Bank but receives only one Quarterly Retainer.

(2)	Each director receives one Participation Fee for board meetings actually attended, if both board meetings are scheduled to be held on the same day, either jointly or one following another.

(3)	The Audit and Compliance Committee Chair receives $700 for each meeting chaired and all other committee chairs receive $600 for each meeting chaired.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to non-employee directors for the year ending December 31, 2007. Although each director is paid in Umpqua stock, this table shows the cash contributed by the Company to the Director Compensation Plan to purchase that stock.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)(1)	(b)(2)	(c)	(d)	(e)	(f)	(g)	(h)
Angell, Ronald	$43,400						$43,400
Chambers, Scott	$44,000						$44,000
Ford, Allyn	$43,400						$43,400
Frohnmayer, David	$41,500						$41,500
Gambee, Stephen	$42,500						$42,500
Giustina, Dan	$44,400						$44,400
Lansing,William(3)	$47,800						$47,800
Mason, Theodore	$41,000						$41,000
Miller, Diane	$43,000						$43,000
Timm, Bryan	$42,000						$42,000

(1)	Director Davis is omitted from this table because he is a named executive officer, he receives no separate compensation for service as a director and his compensation is fully reflected in the Summary Compensation Table.

(2)	Amounts in column (b) are earned in cash and paid in Umpqua stock. The following table shows what each director earned for each component of director compensation.

Name	Retainer	Board Participation	Committee Participation	Total
Angell	$12,000	$24,000	$7,400	$43,400
Chambers	$12,000	$24,000	$8,000	$44,000
Ford	$14,000	$27,000	$2,400	$43,400
Frohnmayer	$12,000	$24,000	$5,500	$41,500
Gambee	$12,000	$24,000	$6,500	$42,500
Giustina	$12,000	$24,000	$8,400	$44,400
Lansing	$12,000	$24,000	$11,800	$47,800
Mason	$12,000	$24,000	$5,000	$41,000
Miller	$12,000	$24,000	$7,000	$43,000
Timm	$12,000	$24,000	$6,000	$42,000

(3)	In March 2007, the board approved a special payment of $3,500 to director Lansing in recognition of the extraordinary time that he spent in negotiating the amendment of the Davis SERP and developing the 2007 Long Term Incentive Plan.

We invite the spouses of our directors to attend our annual multi-day strategic planning session. We believe this event provides a valuable opportunity for our directors to strengthen relationships with senior executives, enhance leadership development and advance our business objectives. The participation of spouses in the meals and social functions at the planning session is a positive contributor to the process. The Company pays the spouses’ travel expenses, meals and activities that may be considered to provide a personal benefit in connection with this event. In 2007, these payments did not exceed $5,000 in the aggregate and are not separately disclosed.

The associated expenses for our directors are considered integrally and directly related to the performance of their duties as directors, they are not considered to be perquisites and are not separately disclosed.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

2007 Compensation Highlights

Our executive compensation program is designed to support Umpqua’s vision and mission, which is to create a unique and memorable banking environment in which our customers perceive the company as an indispensable partner in achieving their financial goals; our people achieve unparalleled personal and professional success; our shareholders achieve the exceptional rewards of ownership; and our communities benefit from our involvement and investment in their future.

Compensation activity in 2007 was highlighted by the following:

•

2007 base salaries for our named executive officers were increased in January 2007, after Umpqua Bank achieved double-digit organic loan and deposit growth, 3% growth in EPS and outstanding credit quality ratios in 2006. See the section titled Executive Compensation Decisions.

•	The Compensation Committee and CEO Davis agreed to amend his Supplemental Executive Retirement Plan to fix the benefits. See the section titled Retirement Plan for Mr. Davis.

•

Shareholders approved a new 2007 Long Term Incentive Plan that provides for the issuance of restricted stock units (RSUs) that vest upon satisfaction of company performance targets, not just time in office. See the section titled 2007 Long Term Incentive Plan.

•

Shareholders approved amendments to the 2003 Stock Incentive Plan to distinguish between restricted stock awards and stock options and improve the administration and governance qualities of the plan. See the section titled 2003 Stock Incentive Plan.

•

The company did not meet its EPS target in 2007, so there was no payout of the primary component of annual incentives to the named executive officers. See the section titled 2007 Incentive Compensation Earned by the Named Executive Officers.

•	The market price of Umpqua common stock declined during 2007, which negatively impacted the value of our executives’ accumulated equity-based incentives during the year.

Roles and Responsibilities

The Compensation Committee carries out the board’s overall responsibilities with respect to executive compensation, director compensation and review of the Company CEO’s performance. The Committee also oversees administration of the Company’s employee benefit plans, including the Company’s 401(k) and profit sharing plan. All Committee members are required to meet the NASD and SEC independence and experience requirements. Effective January 1, 2008, the members of the Committee were directors Lansing (Chair), Gambee, Miller (Vice Chair), Timm and Mason. The Compensation Committee must meet at least quarterly. In 2007, the Committee met eight times, including four special meetings.

The Compensation Committee operates under a written charter which is posted on our website at www.umpquaholdingscorp.com. The Committee’s charter is reviewed annually. The Compensation Committee Chair sets the agenda and calendar for the Committee. As authorized by its charter, the Committee routinely hires attorneys and independent consultants for advice on compensation matters.

Mr. Davis, our CEO, is actively engaged in setting the compensation of our other named executive officers. At the end of each fiscal year, he reviews with the Committee the performance of each executive officer and he recommends the level of base and incentive compensation as well as equity grants for the ensuing year of individual executive officers reporting to him, including the executive officers covered by NASD Rule 4350. The Committee reviews those recommendations and compares them with market information provided by management to ensure that executive compensation is competitive and that the CEO is exercising his discretion appropriately. The Committee reviews, and ratifies or approves, all components of the compensation for executive officers covered by NASD Rule 4350, including salary, annual incentives, long-term incentive compensation and internal pay equity.

Our Executive Vice President/Cultural Enhancement works with our CEO, our business unit executives, General Counsel and outside counsel and consultants to recommend and design the structure of our incentive and benefit plans.

With respect to making compensation decisions, our Committee reviews compensation survey data or “benchmarking” data provided by recognized compensation consultants. The Committee uses this information to understand prevailing market practices and aggregate, as well as component, compensation packages provided by companies who are similar to Umpqua in size and scope.

Identification of Named Executive Officers

We disclose the compensation paid to each of our “named executive officers” as required by Item 402 of Regulation S-K. Those individuals are:

Designation	Name	Title
Principal Executive Officer	Raymond P. Davis	President and CEO

	Brad F. Copeland	Senior Executive Vice President/Operations and Chief Credit Officer

	David M. Edson	Executive Vice President and President — Umpqua Bank Northwest Region

	William T. Fike	Executive Vice President and President — Umpqua Bank California Region

Principal Financial Officer*	Daniel A. Sullivan	Executive Vice President/ Strategic Initiatives

Principal Financial Officer*	Ronald L. Farnsworth	Executive Vice President/Chief Financial Officer

*	Mr. Farnsworth succeeded Mr. Sullivan as Principal Financial Officer (PFO) in May 2007.

Executive Compensation Philosophy

The Company has adopted the following written statement of its executive compensation philosophy, which is reviewed annually by the Compensation Committee:

“Decisions regarding executives’ total compensation program design, as well as individual pay decisions, will be made in the context of this Executive Compensation Philosophy and our ability to pay, as defined by our financial success. Umpqua’s executive compensation is designed to recognize superior operating performance thereby maximizing shareholder value, and to attract, motivate and retain the high performing executive team critical to our Company’s success. Our executive compensation philosophy is simple: we pay competitive base salaries and we strongly reward performance.

•

Objectives — Umpqua Bank is committed to providing competitive, performance-based total compensation opportunities to our executives who collectively have the responsibility for making our Company successful. Within that context, our prime objectives are to:

•	Attract and retain highly qualified executives that portray our Company culture and values

•	Motivate executives to provide excellent leadership and achieve Company goals

•	Provide substantial performance-related incentive compensation that is aligned to our business strategy and directly tied to meeting specific business objectives

•	Strongly link the interests of executives to the value derived by our shareholders from owning Company stock

•	Connect the interests of our executives and our employees

•	Be fair, ethical, transparent and accountable in setting and disclosing executive compensation.

•

Base Salary — Base pay opportunities should be fully competitive with other relevant organizations within the markets in which we compete. Individual salary determinations involve consideration of incumbent qualifications, behaviors, cultural adherence, and performance.

•

Short-Term Incentives — Consistent with competitive practices, executives should have a significant portion of their targeted annual total cash compensation at risk, contingent upon meeting company profitability goals and personal objectives.

•

Long-Term Incentives — Executives who are critical to our long-term success should participate in long-term incentive opportunities that link a significant portion of their total compensation to increasing shareholder value.

•	Executive Benefits — We offer executives competitive benefit programs, such as health insurance, 401(k) plan, vacation, and life insurance, of which similar programs are offered to our employees.

•

Communications & Training — We are committed to sharing information with executives to enable them to fully understand our objectives for executive pay and each element of their total compensation package.”

Executive Compensation — Plan Design and Objectives

Base Salary

The purpose of base salary is to create a secure base of cash compensation for executives that is competitive with the market. Executive salary increases do not necessarily follow a preset schedule or formula; however, the following are considered when determining appropriate salary levels and increases:

•	The individual’s current and sustained performance results and the methods utilized to achieve those results;

•

Non-financial performance indicators to include strategic developments for which an executive has responsibility (such as product development, expansion of markets, increase in same-store loan or deposit growth and acquisitions) and managerial performance (such as service quality, sales objectives and regulatory compliance); and

•	The Company’s financial performance.

Individual and Company Performance

A significant component of compensation is related to performance. We believe that an employee’s compensation should be tied to how well the employee’s team and the Company perform against both financial and non-financial goals and objectives. The board annually establishes the financial goals for the incentive compensation program. Non-financial goals include satisfactory performance on all internal and external regulatory exams and audits and achievement of the business and personal goals assigned to each executive.

Short-Term and Long-Term Incentives

Incentive compensation balances short and long term performance. We try to focus all senior managers on achieving strong short-term or annual results in a manner that will ensure the Company’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, senior management is regularly provided with both annual and long-term incentives. Participation in long-term incentive programs increases with higher levels of responsibility, as employees in these leadership roles have the greatest influence on the Company’s strategic direction and results over time.

Annual Incentives

The purpose of annual incentive plans is to provide cash compensation on an annual basis that is at risk and contingent on the achievement of annual business and operating objectives, as well as personal goals and objectives.

At the beginning of each year we adopt an Incentive Plan that provides for incentive compensation to be awarded to the Chief Executive Officer and our other named executive officers upon achievement of individual performance objectives established by the board of directors or the Compensation Committee for Mr. Davis and individual performance objectives established by Mr. Davis for the other named executive officers.

Each executive is assigned a target bonus, which is a percentage of base salary. The overall target bonus is discretionary and subject to adjustment. Achievement of the target bonus is based on the success of the Company and the individual executive in certain performance areas, as more particularly discussed in the section entitled Executive Compensation Decisions.

Since 2004, the financial target component of the annual incentive has been based on earnings per share (EPS) targets. These targets are set by the board upon the Budget Committee’s recommendation. The Company does not offer guidance on our EPS or growth rate targets and we regard these internal targets as confidential. Our annual earnings per share targets are determined at the start of each year, based on our internal budget, as we close out the previous year. At the same time, analysts who follow our company are developing their forward earnings targets for the coming year. If we disclosed this information, one could compare our annual targets to the original analyst targets for the year, and interpolate our targets for the coming year. This would compromise our objective of not providing guidance on EPS targets.

Typically, the EPS target for 100% payout of the financial component is achievable, but requires better than expected performance. The maximum percentage payout is 150% of base salary.

The following table compares actual results against EPS targets and shows the percentage payment of the corporate financial target incentive for the years 2005-2007:

Year	EPS Target was:	Percentage Payout of Target Incentive
2005	Achieved	100%
2006	Partially Achieved	75%
2007	Not Achieved	0%

The annual incentive plans of all named executive officers require the executive to repay to the Company any incentives awarded based on earnings per share for a particular period if it is later determined that the earnings per share target was not achieved due to fraud or mistake, but only if the error causes a restatement of earnings. This plan provision, often called a “claw back”, was implemented in 2007 and the provision has not been triggered.

Other Annual Compensation — Benefits and Perquisites

We provide benefit programs to executive officers and to other employees. The following table identifies the benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Named Executive Officers	Certain Managers	Full Time Employees
401(k) Plan	—	—	—
Group Medical/Dental/Vision	—	—	—
Group Life and Disability	—	—	—
Annual Manager Incentive Plan	—	—
Severance	—	—	—
Change in Control	—	—
Supplemental Retirement (Top Hat)	—
Supplemental Executive Retirement(1)	—
Deferred Compensation Plan(2)	—

(1)	Mr. Davis is the only employee with a Supplemental Executive Retirement Plan

(2)	Mr. Fike is the only named executive officer with a Deferred Compensation Plan. In connection with the acquisition of other financial institutions, the Company has assumed deferred compensation plans that benefit other past and present employees.

The company provides modest perquisites to the named executive officers. The perquisites we offer are common in the financial services industry and help the company attract and retain superior employees for key positions. Some perquisites are intended to serve an Umpqua business purpose, but it is understood that some may be used for personal reasons, as well. Our payment of perquisites is disclosed in the Summary Compensation Table and they primarily consist of paid club memberships and personal use of bank-owned automobiles.

Umpqua has adopted a policy that governs personal use of the aircraft leased by the Company. That policy generally provides that the CEO or PFO must approve any personal use of this aircraft. If the flight is for purely personal reasons, the officer must reimburse the Company in accordance with the Standard Industry Fare Level formula. If the officer is accompanied by a spouse or other guest, the officer must reimburse the Company for the spouse or guest’s use. If the officer’s spouse accompanies the officer for the purpose of participating in business functions, that use is not deemed to be personal use.

Long-Term Incentive Compensation

There are three forms of long-term incentives normally granted to our executives: stock options and restricted share awards (RSAs) under our 2003 Stock Incentive Plan and grants of restricted stock units (RSUs) under the 2007 Long Term Incentive (LTI) Plan.

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Stock Options.    The purpose of stock options is to provide equity compensation with value directly related to the creation of shareholder value and the increase in Company stock price. Stock options provide executives a vehicle (subject to vesting requirements) to increase equity ownership and share in the appreciation of the value of Company stock.

•

Restricted Share Awards.    RSAs are awarded subject to vesting requirements and, in some cases, subject to the Company achieving predetermined financial goals. Restricted shares serve to help retain key executive talent, as well as attract and retain non-executive employees who make a significant contribution to the Company.

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LTI Grants.    These grants are made under the 2007 LTI Plan, which authorizes the award of RSU grants that are subject to financial performance-based vesting, such as EPS growth, net income growth or return on equity.

With respect to both stock option and RSA grants, the deferred vesting schedules are designed to provide significant retention incentives to help ensure the recipients continue with the Company. We believe that key executives should have significant stake in the performance of the company’s stock, to align their decisions with creating shareholder value. We encourage our named executive officers to retain the equity awards that they receive and we have minimum stock ownership requirements for executive officers. As stated in our Statement of Governance Principles, the Company expects its executive officers to accumulate a meaningful position in Umpqua shares over a three-year period after joining the Company. At minimum, an executive officer must own 2,500 shares of Umpqua stock within one year after he or she attains that status. In 2007, the named executive officers acquired 80,020 shares of company stock through vesting of restricted share grants and stock option exercises and sold or disposed of 12,617 shares.

Our share ownership guidelines are found in the Statement of Governance Principles posted on our website. Directors and executive officers may sell no more than 15,000 shares per calendar year, unless he or she obtains authorization in a hardship situation from the Audit and Compliance Committee. In addition to this cap, a director or officer may sell shares to cover the exercise price and estimated taxes associated with an option exercise. Our policy also prohibits directors and executives from engaging in transactions in which they may profit from short term speculative swings in the market value of Umpqua stock. These prohibited transactions include “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future); “short sales against the box” (selling owned, but not delivered securities); “put” and “call” options (publicly available rights to sell or buy Umpqua shares at a specific price within a specified period of time) and derivative transactions, such as non-recourse loans secured by Company stock.

Equity Compensation Plan Practices

In general, we issue stock options, RSAs and RSUs to our named executive officers at the following times: (i) upon initial employment with the Company; (ii) in January or February of each year, in connection with establishing their long-term incentive compensation package for that year; and (iii) in connection with a significant advancement or promotion or a significant change in compensation arrangements. In 2007, the RSU grants to Messrs. Davis, Copeland, Edson and Fike were issued on March 5, 2007 because they were the first grants under the 2007 LTI Plan, which was finalized in late February 2007, and the Committee was completing the package of equity grants that were issued to Mr. Davis in connection with the amendment to the Davis SERP. Furthermore, those RSU grants were subject to shareholder approval at the April 2007 annual meeting.

In January 2007, the Compensation Committee adopted a practice of issuing equity grants associated with setting annual long term incentive packages with an effective date when the trading window is open for Section 16 reporters. This way, the stock price at the time of the grant can reasonably be expected to fairly represent the market’s view of our results and prospects. We have never re-priced or back-dated options granted under any of Umpqua’s equity compensation plans and the 2003 Stock Incentive Plan specifically prohibits these practices.

In 2005 and 2006, the Company granted restricted stock awards in lieu of stock options to its executive officers (other than Mr. Davis) as part of its long term incentive program. In 2007, certain named executive officers were selected to receive RSU grants under the 2007 LTI Plan. Mr. Davis has continued to receive stock option grants, but he received no RSA grants in 2005 or 2006. He received a deferred RSA grant in 2007 as part of the consideration for amending his SERP. See tables titled Grants of Plan Based Awards and Outstanding Equity Awards at Fiscal Year-End.

Role of Tax and Regulatory Requirements

Under section 162(m) of the Internal Revenue Code, the Company is generally prohibited from deducting for federal income tax purposes employee compensation that would otherwise be deductible to the extent that the compensation exceeds $1,000,000 for any covered employee in any fiscal year. However, compensation that is performance-based as defined in the Code is not subject to the deductibility limits. The board’s current policy is to ensure that all compensation paid by the Company is fully deductible for federal income tax purposes. See the section titled 2005 Performance-Based Incentive Plan.

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share Based Payments, using the modified prospective method which means that the unvested portion of previously granted awards and any awards that are granted or modified after the date of adoption will be measured and accounted for under the provisions of SFAS No. 123R. The Company continues to use straight-line recognition of expenses for awards with graded vesting.

The employment agreements with our named executive officers provide that the if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being subject to the excise tax imposed by Section 4999 of the Code.

Those agreements also provide that if the benefits are subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

The agreements with our named executive officers also provide that Umpqua shall not pay any benefit to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), as the same may be amended from time to time.

Severance and Change in Control

We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for our named executive officers under their respective employment agreements. The Company evaluates the level of severance benefit to provide a named executive officer on a case-by-case basis and, in general, we consider these severance protections to be an important part of an executive’s compensation and consistent with similar benefits offered by our competition.

We believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. These transactions often result in significant organizational changes, particularly at the senior executive level. In order to encourage executive officers to remain employed with the Company during this important time, we provide named executive officers with variable levels of an enhanced severance benefit if their employment is terminated without cause or in connection with a change in control. If the executive continues to work for the acquiring company for more than 12 months after the change in control transaction, the executive receives a reduced retention benefit, in lieu of a change in control benefit. As a condition to receiving these severance benefits, the executive must agree not to compete with the Company, or its successor, and not to solicit customers or employees for a certain period following separation. See table titled Potential Payments Upon Termination or Change in Control.

EXECUTIVE COMPENSATION DECISIONS

Introduction

In 2006, Umpqua Bank achieved 11% organic loan growth, 13% deposit growth, 3% growth in EPS and excellent credit quality ratios. These results served as the backdrop for the compensation decisions made by the Compensation Committee in early 2007. Mr. Davis and the executive team led the company in the successful acquisition and integration of North Bay Bancorp in 2007. However, while the executive team accomplished many of its goals for 2007, Umpqua did not achieve its earnings goals in a difficult credit and interest rate environment. Therefore, our named executive officers did not receive any part of the financial component of their annual incentive plans. Furthermore, since EPS growth was negative, the first tranche of the RSUs granted under the 2007 LTI Plan did not vest.

2007 Base Salary and Annual Incentive Targets for Mr. Davis

In 2006, the Compensation Committee hired PricewaterhouseCoopers (PWC) as an independent compensation consultant reporting only to the Committee with respect to benchmarking the CEO’s compensation for 2007. The Committee’s Chair had extensive conversations with PWC about the history and goals of our executive compensation program and the issues that the Committee was dealing with in connection with the CEO’s compensation package, in particular, the Davis SERP. PWC was asked to compare the CEO’s compensation package with that of the peer group in three major areas: (i) base salary (ii) total cash compensation (TCC) which is base salary plus annual incentive and (iii) total direct compensation (TDC), which is base salary plus annual incentive plus long term incentive expected value.

PWC also provided the Committee with an analysis of the CEO’s shareholdings as compared with the CEOs in the peer group and provided advice with regard to potential modifications of the Davis SERP. Except for these executive compensation analysis services, PWC provided no other services to Umpqua in 2006 or 2007. The company’s outside counsel, Foster Pepper LLP, prepared tally sheets with respect to Mr. Davis for the Committee to review.

PWC selected and analyzed a peer group of 15 companies in the regional bank category, whose primary locations are in the western U.S., with total assets ranging from about $2.8 to $14.5 billion as of December 31, 2005. This peer group consisted of:

Western Alliance Bancorp	Westamerica Bancorp.	Pacific Capital Bancorp	East West Bancorp, Inc.
Centennial Bank Holdings	CVB Financial Corp.	Greater Bay Bancorp	First Republic Bank
First Community Bancorp	SVB Financial Group	Sterling Financial Corp	City National Corp.
Hanmi Financial Corp.	Cathay General Bancorp	UCBH Holdings, Inc.

PWC’s analysis was based on a review of proxy data for three years and compensation surveys performed by Mercer Human Resource Consulting, Watson Wyatt and the Economic Research Institute.

PWC analyzed Mr. Davis’s compensation as compared to the peer group median, with “market” being plus or minus 20% of median. PWC concluded that Mr. Davis’s 2006 base salary was “above market”, his total cash compensation (TCC) was “at market” and his total direct compensation (TDC) was “below market”.

In January 2007, based on the information received and reviewed and their deliberations, the Compensation Committee approved the following base salary increases and incentive targets for Mr. Davis, which was approved by the full board:

2007 Base Salary	Percentage Increase over 2006	Target Incentive	Target Incentive as a Percentage of Base Salary	Target Compensation (Base plus Incentive)
$714,000	8.5%	$714,000	100%	$1,428,000

2007 Base Salary and Annual Incentive Targets for Other Named Executive Officers

In 2006, management engaged Watson Wyatt Consulting (WWC) to provide a benchmarking analysis for the other named executive officers in connection with setting 2007 compensation. Except for these executive compensation analysis services, WWC provided no other services to Umpqua in 2006 or 2007. The company’s outside counsel, Foster Pepper LLP prepared tally sheets with respect to the named executive officers for Mr. Davis and the Committee to review.

In December 2006, Mr. Davis met with the Committee to review his recommendations for the named executive officers, based on his own evaluation of their performance and his review of the WWC compensation report.

WWC analyzed a peer group of 20 publicly traded companies in the commercial bank category, whose total assets were approximately between $5.9 and $8.2 billion, at December 31, 2005. Of these, seven are headquartered in California and the others are not based on the West coast. The peer group consisted of:

Alabama Nat’l Bancorp.	First Midwest Bancorp	Pacific Capital Bancorp	Texas Regal Bancshares
Cathay General Bancorp	First Republic Bank	Provident Bankshares	Trustmark Corp.
Chittenden Corp.	Greater Bay Bancorp	Republic Bancorp, Inc.	UCBH Holdings, Inc.
CVB Financial Corp.	Irwin Financial Corp.	Susquehanna Bancshares	United Bankshares, Inc.
First Commonwealth Fin’l	Old National Bancorp	SVB Financial Group	Wintrust Financial Corp.

WWC reported the following data for the peer group: base salary and annual incentives with 25th, 50th and 75th percentile data cuts. They reported long term incentive (LTI) grant values with 25th and 50th percentile data cuts. WWC’s report used data from Watson Wyatt and Wm. Mercer’s published compensation surveys and peer group proxy data. At meetings in December 2006 and January 2007, the Committee reviewed all components of the named executive officer’s compensation including salary, annual incentive and long-term incentive compensation. The Committee reviewed the WWC report and tally sheets for the named executive officers prepared by Foster Pepper LLP. Mr. Farnsworth’s compensation was not part of this review because he was not then the Principal Financial Officer.

In general, the Committee targeted between the mean and the 75th percentile of peer group data as the appropriate level of overall compensation for the other named executive officers. In connection with its January 2007 compensation decisions, The Committee believed that above average performance by these executives was being achieved. WWC’s report stated that total cash compensation (TCC) of the named executive officers was at or near the median or between the median and the 75th percentile. Looking at total direct compensation (TDC), WWC’s report stated that all of the other named executive officers were between the median and 75th percentile, except Mr. Copeland was slightly above the 75th percentile.

In January 2007, based on the CEO’s recommendation and the other information received and reviewed and their deliberations, the Compensation Committee approved the following base salaries and incentive targets for the named executive officers in 2007:

Name	2007 Base Salary	Percentage Increase over 2006	Target Incentive	Target Incentive as a Percentage of Base Salary	Target Compensation (Base plus Incentive)
Brad F. Copeland	$365,000	17.3%	$273,750	75%	$638,750
David M. Edson	$375,000	16.7%	$281,250	75%	$656,250
William T. Fike	$342,168	6.2%	$256,626	75%	$598,794
Daniel A. Sullivan	$283,250	1.8%	$100,000	50%	$300,000
Ronald Farnsworth	$160,000	10.3%	$64,000	40%	$224,000

2007 Incentive Compensation Earned by the Named Executive Officers

Each of the named executive officers was eligible for incentive compensation in 2007. The Compensation Committee considered a variety of possible performance areas and determined that the following performance categories would focus these executives on objectives that would benefit shareholders:

•	corporate financial targets-measured by operating earnings per share-fully diluted;

•	leadership and cultural competencies;

•	regulatory and compliance goals; and

•	personal and business unit goals (for all except Mr. Davis).

The Company emphasizes objective performance benchmarks for annual incentive compensation, as measured by fully diluted operating earnings per share, and achievement of compliance and regulatory goals, as measured by ratings achieved in regulatory examinations and internal audit and compliance reviews. These objective standards are consistent with the 2005 Performance Based Incentive Plan and comprise 85% of Mr. Davis’s target incentive and 50% of the target incentive of the other named executive officers. The other performance targets include subjective standards and are awarded outside the 2005 Performance Based Incentive Plan.

In January 2008, the Compensation Committee reviewed 2007 operating results against the incentive plans for each of the named executive officers. The earnings per share target was slightly higher for Mr. Davis than it was for the other named executive officers. However, the Committee determined that the Company’s actual earnings per share were below the lowest range for any executives’ targeted incentive and, in accordance with the 2007 plan, each named executive officer received nothing for the corporate financial component.

Achievement of performance targets in each of the other areas varied with each officer and incentive payouts for each of the named executive officers ranged from 40% to 84% of the targeted incentive.

The 2007 incentive compensation awarded to each named executive officer, itemized by category, is as follows:

Name	Financial	%*	Leadership/ Unit Financial**	%*	Regulatory	%*	Personal/ Business	%*	Total
Davis	$0	70	$178,500	15	$107,100	15	N/A	0	$285,600
Copeland	$0	40	$82,125	30	$27,500	10	$109,375	20	$219,000
Edson	$0	40	$97,000	30	$28,200	10	$84,800	20	$210,000
Fike	$0	40	$38,500	30	$25,700	10	$45,800	20	$110,000
Sullivan	$0	40	$37,500	30	$10,000	10	$23,000	20	$70,500
Farnsworth	$0	40	$22,000	30	$6,500	10	$25,500	20	$54,000

*	This represents the percentage of the total target incentive that is allocated to each performance category shown in the column to the left.

**	For Mr. Davis, this is his Leadership goal; for all other named executive officers this is their respective business unit profitability goal.

2007 Long Term Incentive Compensation

In addition to the base salary increases and the annual incentive compensation awards described above, in February 2007, the Committee approved a stock option grant of 50,000 shares for Mr. Davis and a deferred restricted share grant as described in the Grants of Plan Based Awards table. These grants were made in consideration of Mr. Davis’s agreement to amend the Davis SERP and were subject to shareholder approval of amendments to the 2003 Stock Incentive Plan, which amendments were approved in April 2007.

In addition, the Committee recommended grants under the 2007 LTI Plan to Messrs. Davis, Copeland, Edson and Fike as described in the Grants of Plan Based Awards table. These senior executive officers manage the major business units of the Company and have significant influence over the company’s earnings performance. These grants have a performance vesting requirement based on the Company’s earnings per share growth as compared with the earnings per share growth achieved by a peer group of companies. When recommending these grants, the Committee considered the value of these grants in the context of overall compensation and the survey data.

In January 2007, the Committee recommended restricted share awards to Messrs. Sullivan and Farnsworth as described in the Grants of Plan Based Awards table. These equity awards are time vested and are appropriate for these executives because they have less influence over the earnings performance achieved by the Company. All equity grants are approved by the full board, based on recommendations from the Compensation Committee.

Internal Pay Equity

In December 2006, the Committee performed an internal pay equity review of the total compensation paid to the CEO, as compared to the other named executive officers and the CEO’s other direct reports. The Committee received and reviewed the WWC reports referenced above to evaluate the compensation paid to the CEOs in the peer group against the compensation paid to the other executive officers in the WWC report. The Committee considers total direct compensation (TDC), but not the Davis SERP, when reviewing pay equity. Based on its review, the Committee was satisfied that the comparative relationship between the compensation of the CEO and Umpqua’s other named executives is appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

Based on the review and discussions referred to in paragraph (e) (5) (i) (A) of this Item, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2007.

Submitted by the Compensation Committee:

Bill Lansing (Chair)

Stephen Gambee

Ted Mason

Diane Miller (Vice Chair)

Bryan Timm

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation awarded to, paid to or earned by the named executive officers for the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)(2)	(e)(3)	(f)(3)	(g)(4)	(h)(5)	(i)(6)	(j)
Davis, Raymond P. President/ CEO	2007	$714,000	$—	$223,896	$557,952	$285,600	$227,270	$63,810	$2,072,528
	2006	$673,215	$—	$—	$477,008	$499,669	$742,047	$70,790	$2,462,729

Copeland, Brad F. Sr. EVP/ Operations & CCO	2007	$359,825	$25,000	$66,130	$100,862	$219,000	$—	$36,211	$807,028
	2006	$315,498	$—	$56,439	$104,489	$200,000	$—	$27,693	$704,119

Edson, David M.	2007	$368,530	$35,685	$66,130	$117,478	$210,000	$—	$41,643	$839,466
EVP/ President Umpqua Bank-NW Region	2006	$325,985	$—	$56,439	$117,651	$214,315	$—	$32,169	$746,559

Fike, William T.	2007	$342,168	$—	$46,559	$80,116	$110,000	$—	$33,278	$612,121
EVP/ President Umpqua Bank-CA Region	2006	$329,785	$—	$43,000	$76,842	$176,752	$—	$25,082	$651,461

Sullivan, Daniel A. EVP/ Strategic Initiatives	2007	$234,688	$—	$64,188	$90,801	$70,500	$—	$26,017	$486,194
	2006	$282,463	$—	$34,939	$97,760	$123,126	$—	$26,906	$565,194

Farnsworth, Ronald L. EVP/CFO(7)	2007	$160,000	$—	$46,574	$21,427	$54,000	$—	$9,470	$291,471
	2006	—	—	—	—	—	—	—	—

(1)	The amounts shown in column (c) reflect the following mid-year adjustments to base salary:

(i)	Mr. Sullivan’s base salary was adjusted effective June 1, 2007.

(ii)	Mr. Copeland’s base salary was increased from $344,300 per year to $365,000 per year effective April 1, 2007.

(iii)	Mr. Edson’s base salary was increased from $349,110 per year to $375,000 per year effective April 1, 2007.

(2)	The amounts shown in column (d) are discretionary bonuses paid to Mr. Copeland and Mr. Edson.

(3)	The amounts shown in columns (e) and (f) are the dollar amounts recognized for financial statement reporting purposes in accordance with FAS 123R. The assumptions used to calculate FAS 123R value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.

(4)	The amounts shown in column (g) were earned in the year noted, and awarded under the Company’s annual incentive plans but paid in the following year.

(5)	There is no amount to disclose for Mr. Fike, since no “above market” interest was earned on his deferred compensation under the 2005 Executive Deferred Compensation Agreement.

(6)	The following table itemizes the amounts shown in column (i), All Other Compensation:

Name	Annual Auto Allowance/ Use Value(i)	Annual Paid Parking	Annual Dues and Club Memberships	Top Hat Plan(ii)	Dividends on Unvested Restricted Shares(iii)	Total
R. Davis	$9,000	$2,700	$8,105	$44,005	$—	$63,810
B. Copeland	$10,250	$540	$3,216	$15,185	$7,020	$36,211
D. Edson	$10,250	$2,700	$5,124	$16,549	$7,020	$41,643
W. Fike	$11,830	$—	$15,528	$—	$5,920	$33,278
D. Sullivan	$6,000	$2,700	$3,217	$6,340	$7,760	$26,017
R. Farnsworth	$—	$2,700	$—	$—	$6,770	$9,470

(i)	Amounts included in executive’s income for personal use of the Company vehicle assigned to that executive.

(ii)	Amount contributed by Company to the executive’s account under the Supplemental Retirement (Top Hat) Plan.

(iii)	Dividends paid in 2007 on the unvested portion of outstanding RSA grants issued under the 2003 Stock Incentive Plan.

(7)	Mr. Farnsworth became the Principal Financial Officer on May 16, 2007.

Compensation Agreements

Employment Agreement with Raymond P. Davis

Our agreement with Mr. Davis, effective July 1, 2003, provides for his employment as President and Chief Executive Officer. It has no specific term and we may terminate his employment at any time for any reason or for no reason at all. However, if we terminate his employment without cause or if he leaves our employ for good reason, as defined in that agreement, he is entitled to a severance benefit equal to twice his base salary just prior to termination and twice his bonus received the prior year. Should Mr. Davis’ employment terminate as a result of a change in control, his employment agreement provides for payment of a severance benefit equal to three years base salary and three times the bonus that he was targeted to receive that year, payable over 36 months. In addition, the Company, or its successor, would be obligated to pay health and welfare benefits for three years following termination, immediately vest all unvested stock options and provide an additional credit to his supplemental executive retirement plan.

Retirement Plan for Mr. Davis

The company has a Supplemental Executive Retirement Plan with Mr. Davis dated July 1, 2003, which was most recently amended and restated effective January 1, 2007 (the Davis SERP) that provides for a fixed schedule of retirement benefits to be paid to him if he retires on or after June 3, 2011. The Davis SERP also provides for adjusted payments if Mr. Davis is terminated or leaves Umpqua prior to June 3, 2011. See table titled Annual Benefit Payable Under Davis SERP.

Employment Agreements with Other Named Executive Officers

Mr. Copeland and Mr. Edson

We have entered into Employment Agreements with David M. Edson and Brad F. Copeland. These Agreements were amended and restated in March 2006 and they expire in 2008, but they have no specific term of employment. However, if we terminate the executive’s employment without cause or the executive leaves our employ for good reason, as defined in that Agreement, the executive is entitled to a severance benefit. The

Agreements with Mr. Edson and Mr. Copeland entitle these executives to a severance benefit equal to the greater of nine months of the executive’s then current base salary or two weeks for every year of employment, paid over nine months.

Should employment terminate within one year following a change in control, as defined in the Agreements, the executive will receive a change in control benefit equal to 36 months current base salary and three times the incentive bonus he received the prior year, payable over 36 months. This change in control benefit is in lieu of a severance benefit. Alternatively, if the executive remains employed for 12 months following a change in control, he will receive a retention benefit equal to 12 months current base salary and 100% of the incentive paid the prior year payable over 12 months, beginning one year after the change in control. The executive may not receive a retention benefit if he is receiving a change in control benefit.

Mr. Fike

In March 2006, Mr. Fike’s Employment Agreement was amended to provide a change in control benefit equivalent to the benefit provided to Mr. Copeland and Mr. Edson, as described above. In addition, Mr. Fike is eligible to receive his change in control benefit if he is terminated in the six-month period prior to announcement of a change in control. His Agreement also provides for a severance benefit equivalent to that of Mr. Copeland and Mr. Edson, and all other material terms and conditions of the Employment Agreement are the same. On February 14, 2008, we announced that Mr. Fike has stated his intent to retire at the end of April 2008.

Mr. Sullivan

We have a Terms of Employment and Severance Agreement with Mr. Sullivan effective September 15, 2003, as amended on January 5, 2005 and June 1, 2007. His severance benefit is the same as that described above for Mr. Edson and Mr. Copeland if he is terminated without cause or he leaves for good reason. If Mr. Sullivan’s employment terminates within one year following a change in control, as defined in his Agreement, he will be entitled to payment of a severance benefit equal to $566,500 plus 200% of the incentive he received in the previous year, payable over 24 months. This change in control payment is in lieu of a severance benefit. If Mr. Sullivan remains employed for 12 months following a change in control, he will receive a retention benefit equal to 12 months base salary and 100% of the incentive paid the prior year, payable over 12 months, beginning one year after the change in control. He will not receive a retention benefit if he is paid a change in control benefit.

Mr. Farnsworth

We have an Employment Agreement with Mr. Farnsworth effective February 15, 2005. His severance benefit is equal to the greater of six months of his then current base salary or two weeks for every year of employment, paid over six months if he is terminated without cause or he leaves for good reason. If Mr. Farnsworth’s employment terminates within one year following a change in control, as defined in his Agreement, he will be entitled to payment of a severance benefit equal to 12 months current base salary and 100% of the incentive he received in the previous year, payable over 12 months. This change in control payment is in lieu of a severance benefit. If Mr. Farnsworth remains employed for 12 months following a change in control, he will receive a retention benefit equal to 6 months base salary and 50% of the incentive paid the prior year, payable over 6 months, beginning one year after the change in control. He will not receive a retention benefit if he is paid a change in control benefit.

Deferred Compensation Agreement with Mr. Fike

On June 13, 2005, the Company entered into a 2005 Executive Deferred Compensation Agreement with William Fike, pursuant to which Mr. Fike is permitted to defer a portion of his annual compensation. The Company has established an account of the deferrals, which will be credited with interest at the end of each year.

The interest credited is equal to the 5-year Treasury Constant Maturity as of the last business day of the preceding year. This deferred compensation arrangement was established at the time of Mr. Fike’s initial employment, to mitigate the effects of a deferred compensation plan with his previous employer, which required him to begin taking distributions from that plan when he separated from that company. See table titled Non-qualified Deferred Compensation.

401(k) and Profit Sharing Plan

Umpqua sponsors and administers a 401(k) salary deferral and profit sharing plan covering substantially all employees of the Company and its subsidiaries. The plan is subject to the Employee Retirement Income Security Act of 1974, as amended. Participants may elect to contribute 100% of eligible compensation to the plan each year, subject to applicable IRC limits on annual employee deferrals. In 2007, the Company made a matching contribution of up to 50% of each participant’s salary deferral, up to 6% of eligible compensation. In addition, for 2007, the Company made a profit sharing contribution equal to 1% of each participant’s eligible compensation. Our named executive officers are eligible to participate in the plan under the same terms and conditions as other employees.

Supplemental Retirement (“Top Hat”) Plan

We maintain a non-qualified deferred compensation plan for executive officers who are selected by the board to participate in the plan. Under the plan eligible executives may defer a portion of their compensation into the plan. The Company may make discretionary profit sharing or other discretionary contributions to the plan. The plan is designed to be administered under Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974. In 2007, only Messrs. Davis, Edson, Copeland and Sullivan were eligible to participate in this plan.

2005 Performance-Based Incentive Plan

The Company’s 2005 Performance-Based Incentive Plan is designed to tie a significant portion of annual compensation to Company performance and to provide incentives to executive officers to achieve results tied to important objective business criteria. The Plan was approved by shareholders in 2005 and is intended to ensure that performance-based compensation awarded to the Company’s executives is deductible. The Plan is administered by the Compensation Committee and it continues in effect until December 31, 2008. The Plan authorizes the payment of an annual incentive tied to a percentage of the executive’s base salary and that incentive compensation is awarded upon achieving performance targets related to the corporate objectives established by the Compensation Committee. For 2007, the performance-based targets were:

•	the Company’s diluted operating earnings per share; and

•	supervisory ratings issued by regulatory agencies for the Company and its subsidiaries.

Equity Compensation Plan Information

See the table at Part II, Item 5 of the Company’s Form 10-K for information about equity compensation plans that provide for the award of securities or the grant of options to purchase securities to employees and directors of Umpqua, its subsidiaries and its predecessors by merger that were in effect at December 31, 2007.

Long Term Incentive Plans and Awards

2003 Stock Incentive Plan

We have a 2003 Stock Incentive Plan that was most recently approved and amended by our shareholders in 2007. Two million shares of common stock were reserved for issuance under the 2003 plan. The plan is administered by the Compensation Committee. Under the 2003 plan, non-qualified stock options, incentive stock options and restricted stock awards may be issued to employees and directors of the Company and its subsidiaries, as recommended by the Committee and approved by the board.

Under the terms of the 2003 plan, awards of stock options and restricted stock awards, when added to options under all other plans, are limited to a maximum of ten percent of the outstanding shares on a fully diluted basis. During 2007, we granted 171,734 restricted shares, including 38,284 accounted for as RSUs, to 69 employees under the 2003 Stock Incentive Plan. The restricted stock award grants vest 20% per year over five years following the date of the grant. In addition, in 2007, we granted options to purchase 50,000 shares to one employee (Mr. Davis) under the 2003 Stock Incentive Plan. All grants and awards were recommended by the Compensation Committee and approved by the full board of directors. As of February 11, 2008, there were a total of 686,966 shares in the 2003 plan available for future awards and grants, of which all are immediately available for issuance under the ten percent limitation.

2007 Long Term Incentive Plan

We have a long term incentive plan that was approved by shareholders in 2007. This 2007 LTI Plan reserves 1,000,000 shares of the Company’s common stock for issuance to executive officers in the form of restricted stock units. No more than 70,000 shares may be awarded to any participant in a calendar year under the 2007 Plan, except in connection with hiring an executive. The Compensation Committee determines which executive officers of the Company and its subsidiaries will participate in the Plan.

The Plan authorizes the award of restricted stock unit grants, which are subject to performance-based vesting, as well as any other vesting requirements established by the Compensation Committee for a grant, such as time-based service vesting. The performance goals for vesting (i) must be established by the Compensation Committee within the first 90 days of the performance period; (ii) must be objectively determinable; and (iii) the outcome of a performance goal must be substantially uncertain at the time the performance goal is established.

The Committee may base the performance goals for a Restricted Stock Unit Grant on one or more of these Performance Criteria. The performance goals are specific targets, schedules or thresholds against which actual performance is to be measured for purpose of determining the amount of vesting of a Restricted Stock Unit Grant.

The Committee has broad discretion in making Restricted Stock Unit Grants and determining the applicable performance goals and other vesting requirements, provided the performance goals are based on one or more of the above-listed Performance Criteria.

Grants of Plan-Based Awards

This table shows the plan-based awards granted to each named executive officer in the fiscal year ended December 31, 2007. The actual payouts under the annual incentive plans are shown in column (g) of the Summary Compensation Table. All restricted stock (RSA) and option awards were made under the 2003 Stock Incentive Plan. All restricted stock unit (RSU) awards were made under the 2007 LTI Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date	Grant Date Fair Value of Stock & Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)(1)	(e)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)(6)	(k)(7)		(l)(8)
Davis	1/1/07	$0	$714,000	$1,071,000
	3/5/07				0	39,000	68,250
	3/5/07							38,284				$1,010,315
	3/5/07								50,000	$26.12	$26.12	$374,265
Copeland	1/1/07	$0	$273,750	$390,094
	3/5/07				0	24,000	42,000
Edson	1/1/07	$0	$281,250	$400,781
	3/5/07				0	24,000	42,000
Fike	1/1/07	$0	$256,626	$365,692
	3/5/07				0	24,000	42,000
Sullivan	1/1/07	$0	$100,000	$142,500
	1/29/07							5,000				$140,150
Farnsworth	1/1/07	$0	$64,000	$91,200
	1/29/07							5,000				$140,150

Notes:

(1)	The incentive targets reported in column (d) are calculated on base salaries at December 31, 2007. The annual incentive plans state that incentives will be calculated on year-end base salaries.

(2)

The shares reported in columns (f)-(h) relate to RSU grants that are subject to both a performance-based vesting requirement and a three-year service vesting requirement. These RSUs were granted March 5, 2007, but they became effective upon shareholder approval of the 2007 LTI Plan on April 17, 2007. The performance-based vesting is based on the Company’s earnings per share growth (“EPS Growth”), as compared to nineteen specified peer financial institutions. There is no minimum number of shares that will vest. For performance-based vesting purposes, the units are divided into three tranches. The performance-based vesting of the first tranche is based on EPS Growth for the fiscal year ending December 31, 2007; vesting of the second tranche is based on EPS Growth over the two year period ending December 31, 2008; and vesting of the third tranche is based on EPS Growth over the three year period ending December 31, 2009. Provided however, if the Company’s EPS Growth is negative for 2007, the performance period for both the first and second tranches will be based upon the Company’s comparative EPS Growth rate over the two year period and if the EPS Growth rate is negative for the two year period, vesting period for units otherwise vesting in the second year will be based on the EPS Growth rate over the three year period ending December 31, 2009. Units vested based on the performance-based measurement will not be fully vested unless the executive’s employment continues through February 15, 2010. The time-based service vesting requirement is accelerated and waived, however, in the event the executive’s employment terminates before February 15, 2010, as a result of termination by the Company without Cause (as defined in the 2007 Plan) or by the executive for Good Reason (as defined in the 2007 Plan), or in the event of a Change in Control (as defined in the 2007 Plan). Under these circumstances, any tranches which have not been measured for performance-based vesting will be measured based on the Company’s performance for the performance period ended as of the fiscal quarter end prior to such termination or Change in Control. In the event of termination without Cause or for Good Reason, the vested amount of units will be prorated for the portion of the three-year service period actually served. In the event of a Change in Control, there is no reduction in vested units based on the shortened service period. The number of shares issued in settlement of the grant is based on the number of vested units.

(3)	The target number of units under Mr. Davis’s grant is 39,000 (15,000; 14,000; and 10,000 units for each of the respective tranches). The target number of units under Messrs. Copeland, Edson, and Fike’s grants is each 24,000 (12,000; 8,000; and 4,000 units for each of the respective tranches).

(4)	Each of the executives has the possibility of receiving a maximum of 175% of their target units; therefore, the maximum number of shares issuable under Mr. Davis’s grant is 68,250 shares and under each of the three other executive officers’ grants is 42,000 shares.

(5)	The shares reported in column (i) are RSA grants issued under the 2003 Stock Incentive Plan and they vest over a five-year period at 20% per year. However, the 38,284 RSA grant to Mr. Davis will vest 100% on July 1, 2011, with partial vesting if his employment is terminated prior to that date. Dividends are payable on the unvested portion of restricted shares awards at the rate declared from time to time with respect to all Umpqua common stock.

(6)	The shares underlying options reported in column (j) were issued under the 2003 Stock Incentive Plan and vest over a four year period, 30% per year for the first two years and 20% per year for the third and fourth years.

(7)	Column (k) shows the exercise price of the stock option awarded to the named executive officer. Also presented is the closing price of Umpqua common stock on the grant date.

(8)	Column (l) shows the aggregate grant date fair value associated with all RSAs, deferred RSAs that are accounted for as RSUs, and option awards, as determined under FAS 123R. The assumptions used to calculate FAS 123R value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

This table shows information concerning unexercised stock options and unvested restricted stock awards held by each named executive officer as of December 31, 2007. All awards granted in 2003 and later years were granted under the 2003 Stock Incentive Plan.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)(1)	(b)(2)		(c)(3)		(d)	(e)(4)	(f)(5)	(g)(6)	(h)(7)	(i)(8)	(j)(9)
Davis, R.
4/01/1998	50,000					$12.00	4/01/2009
1/02/2002	50,000					$13.34	1/02/2012
4/28/2003	75,000					$19.31	4/28/2013
7/01/2003	—		75,000	(11)		$18.58	7/01/2013
1/03/2005	45,000	(10)	30,000			$24.71	1/03/2015
1/18/2006	7,500	(10)	17,500			$28.425	1/18/2016
3/05/2007										68,250	$1,046,955
3/05/2007	30,000	(13)	20,000			$26.12	3/05/2017
3/05/2007								38,284	$587,277

Copeland, B.
1/02/2002	15,000					$13.34	1/02/2012
9/30/2003	12,000	(12)	3,000			$19.01	9/30/2013	1,000	$15,340
1/21/2005	16,000	(12)	24,000			$23.49	1/21/2015
2/02/2006								8,000	$122,720
3/05/2007										42,000	$644,280

Edson, D.
1/16/2002	25,000					$14.62	10/16/2012
9/30/2003	8,000	(12)	2,000			$19.01	9/30/2013	1,000	$15,340
1/21/2005	16,000	(12)	24,000			$23.49	1/21/2015
2/02/2006								8,000	$122,720
3/05/2007										42,000	$644,280

Fike, W.
5/12/2005	17,500	(12)	30,000			$21.95	5/12/2015
2/02/2006								8,000	$122,720
3/05/2007										42,000	$644,280

Sullivan, D.
9/30/2003	8,000	(12)	2,000			$19.01	9/30/2013	1,000	$15,340
1/21/2005	16,000	(12)	24,000			$23.49	1/21/2015
2/02/2006								4,000	$61,360
1/29/2007								5,000	$76,700

Farnsworth, R.
3/21/2000	882					$5.70	3/21/2010
1/02/2002	1,500					$13.34	1/02/2012
9/30/2003								100	$1,534
1/21/2005	1,000	(12)	1,500			$23.49	1/21/2015
4/20/2005	4,000	(12)	6,000			$22.94	4/20/2015
2/02/2006								4,000	$61,360
1/29/2007								5,000	$76,700

(1)	In column (a), the grant date of each award is noted below the name of each named executive officer.

(2)	Column (b) shows the number of shares underlying vested (exercisable) but not exercised stock options at the fiscal year ending December 31, 2007.

(3)	Column (c) shows the number of shares underlying unexercised options that are not exercisable because they had not vested at the end of the fiscal year.

(4)	Column (e) shows the exercise price to be paid by the executive in order to acquire the shares subject to the option.

(5)	Column (f) shows the date that each option expires, if not previously exercised. Under the 2003 Stock Incentive Plan, the option expiration date is accelerated for officers whose employment is terminated for any reason and all such options expire three months following the termination date.

(6)	Column (g) shows the number of shares of restricted stock that have not vested as of December 31, 2007. All RSA grants shown in this table vest 20% per year over a five year period, beginning one year following the date of the grant, except the March 5, 2007 grant to Mr. Davis, which vests 100% on July 1, 2011, with partial vesting if his employment terminates prior to that date.

(7)	Column (h) shows the aggregate market value of shares of restricted stock that have not vested as of December 31, 2007, using the closing price of Umpqua stock ($15.34) on December 31, 2007, the last trading day of the year.

(8)	Column (i) shows the maximum shares issuable, assuming maximum vesting of the RSU award.

(9)	Column (j) shows the aggregate market value of shares based on unvested RSUs, using the closing price of Umpqua stock ($15.34) on December 31 2007, assuming maximum vesting of the award.

(10)	This option vests over a four year period, beginning one year after the grant date: 30% per year at the end of the first and second years and 20% per year at the end of the third and fourth years.

(11)	This option vests in full seven years after the grant date.

(12)	This option vests 20% per year over a five year period, beginning one year after the grant date.

(13)	This option vests over a three year period with 60% vesting on December 31, 2007 and 20% vesting each on December 31, 2008 and 2009, respectively.

Option Exercises and Stock Vested

This table shows each stock option that was exercised by a named executive officer and the number of restricted shares, if any, that vested during the fiscal year ended December 31, 2007. In each case, the option exercise price to be paid by the optionee and the related taxes to be withheld were all received by the Company.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Davis, Raymond P.	—	—	—	—
Copeland, Brad F.	16,920	$110,437	3,000	$77,570
Edson, David M.	—	—	3,000	$77,570
Fike, William T.	—	—	2,000	$57,560
Sullivan, Daniel A.	52,000	$324,540	2,000	$48,790
Farnsworth, Ronald L.	—	—	1,100	$30,781

Pension Benefits

This table shows the current outstanding obligations of the Company under the Davis SERP, which is a non-qualified defined benefit plan and is the only retirement plan sponsored by the Company that is to be reported in this table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)(1)	(c)(2)	(d) (3)	(e)
Davis, Raymond P.	Supplemental Executive Retirement Plan	N/A	$2,700,114	$0

Notes:

(1)	The Supplemental Executive Retirement Plan is also referred to in this proxy as the Davis SERP. See the section titled Retirement Plan for Mr. Davis for more information.

(2)	Mr. Davis had 12.5 years of credited service when the Davis SERP was amended in 2007. As amended, the agreement has a fixed schedule of benefits, based upon the month in which his employment terminates and the reason for termination. Years of credited service are no longer relevant to computing his benefits under the Plan.

(3)	The present value of Mr. Davis’s accumulated benefit under the plan, computed as of December 31, 2007, which is the measurement date used for financial statement reporting purposes with respect to Umpqua’s audited financial statements for the fiscal year ended December 31, 2007. During 2007, Umpqua accrued $227,270 for the Davis SERP. The benefits payable by Umpqua under the Davis SERP are reduced by the amounts otherwise provided by Social Security and other retirement benefits paid by us, and these estimated amounts are reflected in the present value shown in column (d).

Annual Benefit Payable Under Davis SERP

The benefit payable under the Davis SERP is adjusted in the event of a termination with or without cause, or disability prior to retirement. With the exception of the death benefit, which is lump sum, the following table shows the annual benefit that would be paid to Mr. Davis under the various scenarios, if his employment terminated in December of each year noted below.

Month of Employment Termination Or Disability	Normal Retirement(1)	Disability(2)	With Cause or Without Good Reason(2)	Without Cause or With Good Reason(2)	Change in Control(2)	Death Benefit(3)	Present Value of Accumulated Benefit(4)
Dec. 2007	N/A	$274,651	$109,861	$219,721	$437,326	$2,700,114	$2,700,114
Dec. 2008	N/A	$355,842	$213,505	$355,842	$477,921	$3,686,590	$3,686,590
Dec. 2009	N/A	$446,342	$357,073	$446,342	$523,171	$4,786,786	$4,786,786
Dec. 2010	N/A	$547,011	$492,310	$547,011	$573,505	$6,011,251	$6,011,251
Dec. 2011	$632,091	$632,091	N/A	N/A	$632,091	$7,043,033	$7,043,033
Dec. 2012	$708,524	$708,524	N/A	N/A	$708,524	$7,827,776	$7,827,776
Dec. 2013	$794,686	$794,686	N/A	N/A	$794,686	$8,688,870	$8,688,870
June 2014	$850,000	$850,000	N/A	N/A	$850,000	$9,152,191	$9,152,191

(1)

Mr. Davis reaches “Retirement Age” under the agreement on June 3, 2011, his 62nd birthday. His maximum annual benefit is $850,000 per year when he reaches age 65. Payment of the annual benefit continues until (i) 36 months prior to his predicted life expectancy, measured at termination of employment, if he dies prior to that date or (ii) 36 months after his predicted life expectancy, if he survives to that date.

(2)	“Disability”, “Cause”, “Good Reason” and “Change in Control” are defined in the Davis SERP Agreement and are consistent with the definitions of the same terms found in his Employment Agreement. The benefits payable for termination with or without “Cause” and with or without “Good Reason” apply only if Mr. Davis’s employment is terminated prior to him reaching the retirement age of 62. Amounts shown reflect annual payments starting at age 62, except disability payments, which commence upon a finding of disability.

(3)	This is a one-time lump sum benefit payable if Mr. Davis dies prior to termination of his employment with Umpqua. If the death benefit is paid, no other benefit is payable under the Davis SERP. For future periods these amounts are estimated.

(4)	The present value of the accumulated benefit is equal to the amount accrued by the Company for payment of the benefit, after deducting the estimated social security retirement benefits and the other pension plan benefits funded by the Company on behalf of Mr. Davis. For future periods these amounts are estimated.

Nonqualified Deferred Compensation

This table shows the amounts contributed to, earned on and withdrawn from the account created under the 2005 Executive Deferred Compensation Agreement with Mr. Fike, which is the only non-qualified deferred compensation plan sponsored by the Company for any named executive officer.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b) (1)	(c) (2)	(d) (3)	(e)	(f)
Fike, William	$343,834	$0	$140,730	$0	$905,147

Notes:

(1)	For 2007, Mr. Fike elected to defer 50% of his base salary and 100% of his incentive compensation. These amounts are included in the salary reported for Mr. Fike in column (c) of the Summary Compensation Table and the non-equity incentive plan compensation reported in column (g) of that table.

(2)	The Company makes no contributions to this account.

(3)	Interest is calculated at the 5-year treasury constant maturity as of the last business day of the prior year. In 2007, interest was calculated at 4.7% per annum and credited to the account on December 31, 2007.

Potential Payments Upon Termination or Change in Control

The following table shows the cash and equity benefits payable to the named executive officers upon termination of employment for various reasons, including a change in control of the Company. See the summary of the executive’s employment agreement following the Summary Compensation Table for a description of how the severance and change in control benefits are calculated. For purposes of this table, it is assumed that the termination of employment occurred on December 31, 2007.

Name	Termination Scenario	Cash Benefit	Equity Awards(8)
Davis, Ray	Death(1)	$3,678,906	$119,621
	Long Term Disability(2)	$394,651	$119,621
	Involuntary Termination(3),(9)	$2,427,394	$71,773
	Change in Control(4),(9),(10)	$5,329,839	$239,151
Copeland, Brad	Death(1)	$300,000	$0
	Long Term Disability(2)	$120,000	$0
	Involuntary Termination(3)	$273,750	$0
	Change in Control(5),(7)	$1,695,000	$138,060
	Retention(6),(7)	$565,000	$138,060
Edson, Dave	Death(1)	$300,000	$0
	Long Term Disability(2)	$120,000	$0
	Involuntary Termination(3)	$281,250	$0
	Change in Control(5),(7)	$1,767,945	$138,060
	Retention(6),(7)	$589,315	$138,060
Fike, William	Death(1)	$200,000	$0
	Long Term Disability(2)	$120,000	$0
	Involuntary Termination(3)	$256,626	$0
	Change in Control(5),(7)	$1,556,760	$122,720
	Retention(6),(7)	$518,920	$122,720
Sullivan, Dan	Death(1)	$300,000	$0
	Long Term Disability(2)	$120,000	$0
	Involuntary Termination(3),(7)	$212,436	$0
	Change in Control(5),(7)	$812,768	$153,400
	Retention(6),(7)	$323,126	$153,400
Farnsworth, Ron	Death(1)	$300,000	$0
	Long Term Disability(2)	$96,000	$0
	Involuntary Termination(3),(7)	$80,000	$0
	Change in Control(5),(7)	$220,000	$139,594
	Retention(6),(7)	$110,000	$139,594

(1)	Each executive’s beneficiary would receive a maximum of $200,000 as a lump sum benefit under Umpqua’s group life insurance plan, which is a benefit available to all full time employees. The cash benefit shown also includes a $100,000 BOLI death benefit with respect to each named executive officer except Mr. Fike. For Mr. Davis, this amount also includes the death benefit of $3,378,906 payable under the Davis SERP.

(2)	This is the annual benefit under Umpqua’s group Long Term Disability Plan, which pays 60% of the employee’s monthly base salary, not to exceed $10,000 per month, beginning 90 days after becoming disabled. This benefit is provided to all full time employees. If the employee becomes disabled before age 60, benefits are payable until normal social security retirement age. For Mr. Davis, this amount includes the annual disability benefit of $274,651 under the Davis SERP.

(3)	Assumes termination is without “cause” or executive leaves for “good reason” defined in his agreement as (i) a material reduction in base salary not shared by other executives; (ii) the officer is required to relocate more than 50 miles from his current office; or (iii) a material adverse change in title or line of reporting.

(4)	This benefit includes $26,701 as the estimated cost of health and welfare plan benefits for three years following termination. This benefit is payable if Mr. Davis’s employment is terminated within a year following a change in control if he is terminated without “cause” or leaves for “good reason”, as defined in the agreement. The change in control benefit is paid in lieu of any severance benefit.

(5)	This benefit is payable for up to a year following a change in control if the executive is terminated without “cause”, leaves for “good reason”, as defined in the agreement or resigns after being assigned to a position that is not reasonably equivalent to his position before the change in control.

(6)	Retention benefits are payable in lieu of severance and change in control benefits if the executive remains employed for a period of twelve months following a change in control.

(7)	For this executive, receipt of this cash benefit is conditioned upon the executive signing a Separation Agreement upon termination of employment that provides for (i) a release of all claims against the Company; (ii) the executive’s agreement not to disparage the company; (iii) the executive’s agreement to not compete with the Company or solicit the Company’s employees to leave the Company for the period of time that the executive is receiving severance, change in control or retention benefits; and (iv) the executive’s agreement not to solicit the Company’s customers for a period of two years following separation.

(8)	This column shows (i) the dollar value of additional shares (if any) that would vest under the executive’s RSA and RSU grants, calculated at $15.34 per share, which was the closing price of Umpqua’s stock on December 31, 2007, the last trading day of the year; and (ii) the intrinsic value of any options that would vest.

(9)	Mr. Davis’s Agreement provides that upon termination of his employment, he will not compete with the Company for the period of time that he is receiving a severance or change in control benefit and that he will not solicit the Company’s customers or employees for a period of two years following separation.

(10)	Under his Employment Agreement, Mr. Davis’s change in control benefits are subject to reduction to the extent that they exceed the safe harbor amount calculated under IRC §280G. The following table shows how his change in control cash benefit is calculated:

Cash benefit under Employment Agreement	$ 4,310,701
Present Value of Davis SERP acceleration (i)	4,294,727
Less §280G cutback (ii)	(3,275,589)

Net change in control cash benefit	$ 5,329,839

(i)	The present value of the accelerated SERP benefit was calculated at the long term Applicable Federal Rate of 5.6%.

(ii)	This calculation does not reflect the value of the non-compete provisions of his Agreement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Moss Adams LLP (“Moss Adams”), audited our consolidated financial statements for the years ended December 31, 2005, 2006 and 2007. One or more representatives of Moss Adams are expected to be present at the annual meeting, will be given the opportunity to make a statement, and will be available to respond to any appropriate questions.

On August 9, 2005, we informed Deloitte & Touche LLP (“Deloitte”) that Deloitte had been dismissed as the Company’s registered independent public accounting firm effective August 9, 2005, the date Deloitte completed its procedures on our unaudited interim financial statements for the quarter ended June 30, 2005 and with respect to the Form 10-Q in which those financial statements were included. Deloitte continues to consent to the use of audit reports with respect to prior periods.

Independent Auditors’ Fees

The following table shows the amounts billed by Moss Adams in 2007 and 2006:

($ in thousands)	2007	2006
Audit Fees(a)	$657	$608
Audit-Related Fees	—	—
All Other Fees(b)	$36	$19
Tax Fees	—	—

Total Fees	$693	$627

(a)	Fees for Audit services billed in 2006 and 2007 are:

•	For audit of the Company’s annual financial statements

•	For reviews of the Company’s quarterly financial statements

•	For audit of annual financial statements of Strand Atkinson Williams & York, Inc.

•	For Sarbanes-Oxley Section 404 work attestation services

(b)	All other fees for 2006 and 2007:

•	Include consulting services regarding implementation of SFAS 157, SFAS 159 and FIN 48 and attendance at Audit Committee Meetings

•	Consultation regarding purchase accounting and review of Forms S-4 and S-8

	2007	2006
Ratio of All Other Fees to Audit Fees and Audit-Related Fees	5.19%	3.03%

In considering the nature of the services provided by the independent auditor, the Audit and Compliance Committee determined that such services are compatible with the provision of independent audit services. The Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission (the “SEC”) to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by Moss Adams for the 2007 audit engagement were pre-approved by the Audit and Compliance Committee at its April 17, 2007 meeting, in accordance with the Committee’s pre-approval policy and procedures. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories be pre-approved annually by the Committee.

Services provided by the independent auditor during the following year that are included in the Service List were pre-approved following the policies and procedures of the Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit and Compliance Committee. The Chair must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1. The service is not an audit, review or other attest service;

2. The aggregate amount of all such services provided under this provision does not exceed the lesser of $5,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3. Such services were not recognized at the time of the engagement to be non-audit services (to date the SEC has not provided any guidance with respect to determining whether or not a service was “recognized” at the time of the engagement. We believe that the SEC intended the term “recognized” to mean “identified”);

4. Such services are promptly brought to the attention of the Audit and Compliance Committee and approved by the Audit and Compliance Committee or its designee; and

5. The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the board of directors oversees the accounting, financial reporting and regulatory compliance processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Committee’s function is more fully described in its charter, which the board has adopted. The Committee reviews that charter on an annual basis.

The board annually reviews the Nasdaq listing standards definition of “independence” for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and regulations.

As a Committee, we met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the Securities and Exchange Commission.

The Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit and Compliance Committee engaged Moss Adams, LLP (“Moss Adams”) as the Company’s independent registered public accounting firm, to perform the audit of the Company’s financial statements for the period ending December 31, 2007. Moss Adams has been engaged in this capacity for since August 2005, based on the Committee’s review of Moss Adams’s performance and independence from management. In accordance with NASD Rule 4350, Moss Adams is registered as a public accounting firm with the Public Company Accounting Oversight Board.

The Audit and Compliance Committee reviewed with management and Moss Adams the Company’s audited financial statements for the fiscal year ending December 31, 2007 and met separately with both management and Moss Adams to discuss and review those financial statements and reports prior to issuance. Management has represented, and Moss Adams has confirmed to the Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit and Compliance Committee received from and discussed with Moss Adams the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and SEC Regulation S-X, Rule 2-02. The Committee also discussed with Moss Adams those matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants, to the extent applicable. The Committee reviewed audit and non-audit services performed by Moss Adams and discussed with the auditors their independence.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007.

Submitted by the Audit and Compliance Committee:

Dan Giustina (Chair)

Ron Angell

Ted Mason

Diane Miller

Bryan Timm (Vice Chair)

INCORPORATION BY REFERENCE

The sections in this proxy-statement entitled “Compensation Committee Report” and “Audit and Compliance Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such Reports by reference therein.

REVOCABLE PROXY

Proxy Solicited on behalf of the Board of Directors

Umpqua Holdings Corporation

Annual Shareholder Meeting on April 15, 2008

The undersigned hereby appoints Raymond P. Davis and Allyn Ford, and each of them, proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares of common stock of Umpqua Holdings Corporation at the Annual Meeting of Shareholders to be held on April 15, 2008, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1.	To elect eleven directors to one year terms expiring at the 2009 annual meeting.			☐	For all nominees listed below, except as marked to the contrary.

				☐	Withhold authority to vote for all nominees listed below

All nominees listed below (except as marked to the contrary)
INSTRUCTION: to withhold authority for any individual, cross a line through the nominee’s name in the list below:

	Ronald F. Angell	Scott D. Chambers	Raymond P. Davis
	Allyn C. Ford	David B. Frohnmayer	Stephen M. Gambee
	Dan Giustina	William A. Lansing	Theodore S. Mason
	Diane D. Miller	Bryan L. Timm

2.	To ratify the Audit and Compliance Committee’s appointment of Moss Adams LLP as the Company’s independent auditor for the fiscal year ending December 31, 2008.			☐ For	☐ Against	☐ Abstain

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF ITEM 2 AND OTHERWISE IN THE DISCRETION OF THE APPOINTED PROXIES.

Signature	Signature	Dated	, 2008

Please date and sign exactly as your name appears on your stock certificate(s) (which should be the same as the name of the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.

Vote By Internet

http://www.proxyvoting.com/umpq

Use the Internet to transmit your voting instructions until 11:59 p.m. eastern time the day before the meeting date. Have your proxy card in hand when you access the website. You will be prompted to enter your control number to create and submit an electronic ballot.

Vote By Telephone

1-866-540-5760

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. eastern time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your control number and; then follow the directions given.

Vote By Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.